UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
     ☐ Preliminary Proxy Statement
     ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     ☐ Definitive Proxy Statement
     ☒ Definitive Additional Materials
     ☐ Soliciting Material Pursuant to §240.14a-12
EQUITY OFFICE PROPERTIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

Supplement to Proxy Statement — Your Vote is Very Important
Amendment to the Agreement and Plan of Merger with Affiliates of The Blackstone Group

January 29, 2007

Dear Shareholder,
On or about January 2, 2007, we mailed to you a definitive proxy statement relating to a special meeting of shareholders of Equity Office Properties Trust scheduled to be held February 5, 2007 to consider a proposal to approve the merger of Equity Office Properties Trust with and into Blackhawk Acquisition Trust, which we refer to as the merger, and the Agreement and Plan of Merger, dated as of November 19, 2006, as amended, among Equity Office Properties Trust, EOP Operating Limited Partnership and affiliates of The Blackstone Group.
On January 24, 2007, Equity Office Properties Trust, EOP Operating Limited Partnership and affiliates of The Blackstone Group entered into an amendment to the merger agreement. The amendment has the effect of, among other things, increasing the cash merger consideration to be paid to our common shareholders to $54.00 per share from $48.50 per share and increasing the termination fee payable in connection with the termination of the merger agreement under certain circumstances to $500 million from $200 million. The merger agreement provides significant additional financial value to our common shareholders. If the merger is completed, you, as a holder of our common shares, will be entitled to receive $54.00 in cash, without interest and less any applicable withholding taxes, in exchange for each share you own.
Our board of trustees approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Equity Office Properties Trust and our shareholders. Our board of trustees recommends that you vote “FOR” the approval of the merger and the merger agreement.
The time and date of the special meeting of our shareholders have not changed; however, the location of the special meeting has changed. The special meeting will still be held on Monday, February 5, 2007 at 8:30 a.m., local time. The meeting will now be held at the Civic Opera Building, 20 North Wacker Drive, Suite 631 (6th Floor), Chicago, Illinois. The record date has not changed. Only shareholders who owned common shares of Equity Office Properties Trust at the close of business on December 28, 2006, the record date for the special meeting, will be entitled to vote.
Your vote is very important regardless of the number of common shares that you own. Approval of the merger and the merger agreement requires the affirmative vote of common shareholders entitled to cast a majority of the votes entitled to be cast and a failure to vote has the same effect as a vote against the merger. If you have not already done so, please cast your vote by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. We encourage shareholders to submit their proxies by telephone or the Internet to ensure that their votes are received and counted at the special meeting. Instructions for submitting your proxy by telephone or the Internet are included on your proxy card. If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to change your vote. If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885.
The proxy supplement contains additional information about the merger agreement. We urge you to read the proxy supplement carefully and in its entirety. We also encourage you, if you have not done so already, to review the definitive proxy statement dated December 29, 2006.
On behalf of our board of trustees, I thank you for your cooperation and continued support.

Very truly yours,

Richard D. Kincaid
President and Chief Executive Officer

This proxy supplement is dated January 29, 2007 and is first being mailed, along with the attached proxy card, to our shareholders on or about January 29, 2007.

PROXY SUPPLEMENT

INTRODUCTION

Except as described in this proxy supplement, the information provided in the definitive proxy statement dated December 29, 2006, which we refer to in this proxy supplement as the definitive proxy statement, previously mailed to shareholders of Equity Office Properties Trust on or about January 2, 2007, continues to apply. To the extent that information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy supplement is more current. If you need another copy of the definitive proxy statement, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885. The definitive proxy statement may also be found on the Internet at www.sec.gov. See the section entitled “Where You Can Find More Information” beginning on page S-32 of this proxy supplement. In this proxy supplement, the terms “we,” “us,” “our,” “the company” and “Equity Office” refer to Equity Office Properties Trust and, where appropriate, its subsidiaries and the term “merger agreement” means the merger agreement prior to giving effect to Amendment No. 2 or after giving effect to Amendment No. 2 as the context requires.

This proxy supplement is being mailed to Equity Office shareholders who are entitled to vote at the special meeting of shareholders being held to consider a proposal to approve the merger of Equity Office with and into Blackhawk Acquisition Trust, which we refer to as the merger, and the Agreement and Plan of Merger, dated as of November 19, 2006, as amended, among Equity Office, EOP Operating Limited Partnership and affiliates of The Blackstone Group, which we refer to as the merger agreement. All holders of record of Equity Office’s common shares at the close of business on December 28, 2006, the record date, are entitled to vote at the special meeting and any adjournments or postponements thereof. Equity Office intends to mail this proxy supplement and the accompanying proxy card on or about January 29, 2007 to all shareholders entitled to vote.

We urge you to read carefully this proxy supplement, together with the definitive proxy statement. The information contained in this proxy supplement replaces and supersedes any inconsistent information in the definitive proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed mergers described in the definitive proxy statement and this proxy supplement. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy supplement and the definitive proxy statement, as well as the additional documents to which each of them refers or which each of them incorporates by reference, including the merger agreement, a copy of which is attached to the definitive proxy statement as Exhibit A, and Amendment No. 2 to the merger agreement, a copy of which is attached to this proxy supplement as Exhibit A.

Q:	Why are you sending me this supplement to the definitive proxy statement dated December 29, 2006?

A:	We are sending you this supplement to the definitive proxy statement because, on January 24, 2007, Equity Office, EOP Operating Limited Partnership, Blackhawk Parent LLC, which we refer to as Blackhawk Parent, Blackhawk Acquisition Trust and Blackhawk Acquisition L.P. amended the merger agreement. This proxy supplement provides information about the changes to the transaction and updates the definitive proxy statement which was previously mailed to you on or about January 2, 2007.

Q:	What are Equity Office’s reasons for amending the merger agreement?

A:	As described in the section entitled “Additional Information About the Mergers — Update to Background of the Mergers” beginning on page S-9 of this proxy supplement, on January 17, 2007, we received an unsolicited, non-binding proposal letter from Dove Parent LLC, a limited liability company formed by Vornado Realty Trust, Starwood Capital Group, LLC and Walton Street Capital, LLC, which we refer to, collectively with Dove Parent LLC, as the third party group. In the letter, the third party group proposed paying $52.00 per share in cash and Vornado stock for each share of Equity Office. Shortly after we entered into negotiations with the third party group, and following negotiations with Blackhawk Parent, Blackhawk Parent offered to increase the merger consideration payable under the merger agreement to $54.00 per common share in cash from $48.50 per common share in cash conditioned upon an increase in the termination fee. Please see the section entitled “Additional Information about the Mergers — Reasons for the Mergers and Recommendation of Our Board of Trustees” beginning on page S-14 of this proxy supplement and “The Mergers — Reasons for the Mergers” beginning on page 36 of the definitive proxy statement for discussions of the reasons our board of trustees reached the decision to approve the amendment and the merger agreement, respectively.

Q:	What are the significant amendments to the merger agreement?

A:	The merger agreement was amended to, among other things, increase the cash merger consideration to be paid to our shareholders to $54.00 per common share from $48.50 per common share, increase the cash merger consideration to be paid to the limited partners of our operating partnership to $54.00 per unit from $48.50 per unit and increase the termination fee payable in connection with the termination of the merger agreement under certain circumstances to $500 million from $200 million. The terms of the amendment to the merger agreement are described in the section entitled “Summary of Amendment to the Merger Agreement” beginning on page S-27 of this proxy supplement.

Q:	As a common shareholder, what will I now receive in the merger?

A:	For each outstanding common share of beneficial interest that you own immediately prior to the effective time of the merger, you will receive $54.00 in cash, without interest and less any applicable withholding taxes, which we refer to as the common share merger consideration.

Q:	How does the common share merger consideration compare to the market price of the common shares?

A:	The common share merger consideration of $54.00 per common share represents an increase of $5.50 per share, or approximately 11.3%, over the $48.50 price per share previously provided by the merger agreement. It also represents a premium of 27.8% over the average closing price of our common shares for the 30 trading-day period prior to November 19, 2006, the date of the merger agreement.

Q:	Does the board of trustees still support the merger?

A:	Yes. Our board of trustees unanimously recommends that our common shareholders vote to approve the merger and the merger agreement and to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger and the merger agreement.

Q:	What is the status of the third party group proposal with regard to the acquisition of Equity Office?

A:	On January 17, 2007, we received an unsolicited, non-binding proposal letter from the third party group. The letter stated that the third party group proposes to acquire the company for $52.00 per share, payable 60% in cash and 40% in shares of Vornado Realty Trust. Our representatives have met with representatives of the third party group to discuss its proposal and the company has provided substantive diligence information to the third party group. We will continue to provide diligence information to the third party group and will reasonably cooperate with them so that they will be in a position, if they so choose, to submit a definitive proposal to the company by January 31, 2007 for consideration by our board of trustees. There can be no assurance that the third party group will submit a definitive proposal or, if they do, that the company will enter into a definitive agreement with the third party group.

Q:	Will I receive any regular quarterly dividends with respect to the common shares that I own?

A:	On December 6, 2006, we declared a regular quarterly dividend of $0.33 per common share for the quarterly period ended December 31, 2006 payable on December 29, 2006 to shareholders of record at the close of business on December 15, 2006. However, under the terms of the merger agreement we may not declare or pay any other dividends to you without the prior written consent of Blackhawk Parent.

Q:	When do you expect the mergers to be completed?

A:	The special meeting of shareholders to vote on the merger agreement remains scheduled to be convened on February 5, 2007. Completion of the transaction is currently expected to occur on or about February 8, 2007, subject to the approval of our common shareholders and the satisfaction or waiver of the other closing conditions.

Q:	If the mergers are completed, when can I expect to receive the common share merger consideration for my common shares?

A:	Promptly after the completion of the mergers, you will receive a letter of transmittal describing how you may exchange your common shares for the common share merger consideration. You should not send your common share certificates to us or anyone else until you receive these instructions.

Q:	When and where is the special meeting?

A:	The date and time of the special meeting of our shareholders have not changed; however, the location of the special meeting has changed. The special meeting will take place on Monday, February 5, 2007, at 8:30 a.m., local time. The special meeting will now take place at the Civic Opera Building, 20 North Wacker Drive, Suite 631 (6th Floor), Chicago, Illinois.

Q:	Who can attend and vote at the special meeting?

A:	The record date for determining who is entitled to attend and vote at the special meeting has not changed. All of our common and preferred shareholders of record as of the close of business on December 28, 2006, the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any adjournments or postponements of the special meeting. However, only our common shareholders on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. Each holder of our common shares is entitled to cast one vote on each matter properly brought before the special meeting for each common share that such holder owned as of the record date. The vote of our preferred shareholders is not required to approve the merger and the merger agreement or any adjournments of the special meeting for the purpose of soliciting additional proxies, and is not being solicited.

Q:	What vote of common shareholders is the required vote to approve the merger and the merger agreement?

A:	Approval of the merger and the merger agreement requires the affirmative vote of common shareholders entitled to cast a majority of the votes entitled to be cast on the matter. Because the required vote is based on the number of votes entitled to be cast rather than on the number of votes cast, failure to cast a vote (including as a result of broker non-votes and abstentions) will have the same effect as voting against the proposal to approve the merger and the merger agreement.

Q:	What vote of our common shareholders is required to approve an adjournment of the special meeting?

A:	Approval of any adjournments of the special meeting to solicit additional proxies requires the affirmative vote of a majority of the votes cast by our common shareholders, in person or by proxy, on the proposal. The chairperson of the meeting may make adjournments of the special meeting for any reason. For the purpose of this proposal, if you fail to cast a vote on this proposal, in person or by proxy, such failure will not have any effect on the outcome of this proposal. Abstentions and broker non-votes are not considered votes cast and therefore will have no effect on the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies.

Q:	Do any of the company’s trustees and executive officers have any interest in the merger that is different than mine?

A:	Some of our trustees and executive officers may have interests in the merger that are different from, or in addition to, yours, including the consideration that they would receive with respect to their share options, restricted shares and/or performance awards in connection with the merger. Additionally, our trustees and executive officers who beneficially own Class A Units of limited partnership interest in our operating partnership, which we refer to as OP Units, will receive consideration with respect to their OP Units in connection with the partnership merger. Further, our executive officers may be entitled to certain severance payments and benefits following the closing of the merger. Please see the section entitled “Additional Information About the Mergers — Interests of Our Trustees and Executive Officers in the Mergers” beginning on page S-23 of this proxy supplement and “The Mergers — Interests of Our Trustees and Executive Officers in the Mergers” beginning on page 45 of the definitive proxy statement for additional information about possible interests that our trustees and executive officers may have in the merger that are different than yours.

Q:	How do I cast my vote?

A:	If you are a common shareholder of record on the record date, you may vote in person at the special meeting or authorize a proxy for the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered shareholders can transmit their voting instructions by telephone by calling 1-800-652-VOTE (1-800-652-8683) or on the Internet at www.computershare.com/expressvote. Telephone and Internet voting are available 24 hours a day until 1:00 a.m. (Chicago time) immediately prior to the special meeting. You should have your proxy card with you if you are going to authorize your proxy by telephone or the Internet. To authorize your proxy by mail, please sign, date and mail your proxy card in the envelope provided. If you attend the special meeting in person, you may request a ballot when you arrive.

For participants in the Equity Office Dividend Reinvestment and Share Purchase Plan or the Non-Qualified Employee Share Purchase Plan, your plan shares will be voted as you specify on your proxy card and will not be voted if the proxy card is not returned or if you do not vote in person or authorize your proxy by telephone or the Internet. For employees holding restricted shares acquired through the 1997 Share Option and Share Award Plan or the 2003 Share Option and Share Incentive Plan, your shares will be voted as you specify on your proxy card and will not be voted if the proxy card is not returned or if you do not vote in person or authorize your proxy by telephone or the Internet. Employees and trustees who hold phantom share units in the Equity Office Fourth Amended and Restated Supplemental Retirement Savings Plan (“SRP”) are permitted to direct the voting of the shares held by the SRP trustee, Merrill Lynch Trust Company, corresponding to the number of phantom share units credited to the SRP participant’s plan account(s). The common shares corresponding to your phantom share units will not be voted if you do not direct the SRP trustee how to vote such shares.

Q:	How do I cast my vote if my common shares are held in “street name”?

A:	If you hold your common shares in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. To vote in person, you must obtain a proxy form from the broker, bank or other nominee through whom you own your shares. You may instead provide instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. The inability of brokers or other nominees to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote against the proposal to approve the merger and the merger agreement and will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?

A:	With respect to the proposal to approve the merger and the merger agreement, if you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the merger.

With respect to the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies, if you abstain from voting, fail to cast your vote in person or by proxy or, if you hold your shares in “street name, “fail to give voting instructions to the record holder of your shares, it will not have any effect on the outcome of that proposal.

Q:	How will proxy holders vote my common shares?

A:	If you properly authorize a proxy prior to the special meeting, your common shares will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your common shares will be voted “FOR” the proposal to approve the merger and the merger agreement and “FOR” the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. The proxy holders will vote in their discretion upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	What happens if I sell my common shares before the special meeting?

A:	If you held your common shares on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting but not the right to receive the common share merger consideration for the common shares. The right to receive such consideration when the merger becomes effective will pass to the person who owns the shares you previously owned.

Q:	What if I already voted using the proxy you sent me earlier?

A:	First, carefully read and consider the information contained in this proxy supplement, including the exhibits, and the definitive proxy statement. If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. If you own common shares as a record holder on the record date, you may revoke a previously authorized proxy at any time before it is exercised by filing with our Secretary a notice of revocation or a duly authorized proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker to vote your shares, the foregoing options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	What if I have not voted yet?

A:	After carefully reading and considering the information contained in this proxy supplement, including the exhibits, and the definitive proxy statement, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope or authorize your proxy by telephone or on the Internet as soon as possible, so that your shares may be voted at the special meeting. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be voted “FOR” the merger and the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The receipt of the merger consideration for each of our shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the common share merger consideration and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. You should read the section entitled “The Mergers — Material United States Federal Income Tax Consequences” beginning on page 50 of the definitive proxy statement for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:	Should I send in my certificates representing common shares now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your common share certificates to the paying agent in order to receive the common share merger consideration. You should use the letter of transmittal to exchange share certificates for the common share merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY.

Q:	Should I send in my certificates representing Series B or Series G preferred shares now?

A:	No. The preferred shares of the surviving entity will be uncertificated and any certificates that, prior to the merger effective time, evidenced our preferred shares will be treated by the surviving entity as if such certificates evidenced the preferred shares of the surviving entity constituting the applicable merger consideration.

Q:	What rights do I have if I oppose the merger?

A:	If you are a common shareholder of record on the record date, you can vote against the proposal to approve the merger and the merger agreement. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law because our common shares are listed on the New York Stock Exchange. Please see the section entitled “No Dissenters’ Rights of Appraisal” beginning on page 81 of the definitive proxy statement.

Q:	What will happen to common shares that I currently own after completion of the merger?

A:	Following the completion of the merger, your common shares will be canceled and your certificates representing those shares will represent only the right to receive your portion of the common share merger consideration. Trading in our common shares on the New York Stock Exchange will cease. Price quotations for our common shares will no longer be available and we will cease filing periodic reports with the Securities and Exchange Commission, which we refer to as the SEC.

Q:	Have any shareholders entered into agreements to vote in favor of the merger?

A:	No. There are no agreements between Blackhawk Parent or other affiliates of The Blackstone Group and any of our common shareholders in which a shareholder has agreed to vote in favor of approval of the merger and the merger agreement.

Q:	Where can I find more information about the company?

A:	We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the SEC’s website at www.sec.gov and on our website at www.equityoffice.com. Information contained on our website is not part of, or incorporated in, this proxy supplement or the definitive proxy statement. You can also request copies of these documents from us. See the section entitled “Where You Can Find More Information” beginning on page S-32 of this proxy supplement.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We will bear the cost of soliciting proxies for the special meeting. Our board of trustees is soliciting your proxy on our behalf. Our trustees, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies, and will pay approximately $10,000, plus reimbursement of out-of-pocket expenses, to MacKenzie Partners, Inc. for its services. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common shares held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the mergers, you should contact our proxy solicitation agent, MacKenzie Partners, Inc., as follows:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
1-800-322-2885 or call collect to 212-929-5500

If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy supplement and the definitive proxy statement (including information incorporated by reference) may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the mergers on the terms summarized in this proxy supplement or the definitive proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy supplement and the definitive proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors include, but are not limited to:

•	the failure to satisfy conditions to completion of the mergers, including receipt of shareholder approval;

•	the failure to obtain the necessary financing arrangements set forth in commitment letters received by Blackhawk Parent in connection with the proposed transaction;

•	the failure of the mergers to close for any other reason;

•	the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement;

•	the outcome of the legal proceedings that have been, or may be, instituted against us and others following announcement of our entering into the merger agreement;

•	risks that the proposed transaction disrupts current plans and operations including potential difficulties in employee retention;

•	the amount of the costs, fees, expenses and charges related to the mergers and the actual terms of certain financings that will need to be obtained for the mergers;

•	the impact of substantial indebtedness that will need to be incurred to finance the consummation of the mergers;

•	our exclusive remedy against Blackhawk Parent, Blackhawk Acquisition Trust and Blackhawk Acquisition L.P. with respect to any breach of the merger agreement is to seek damages up to the amount of $1.5 billion (which amount is guaranteed by Blackstone Real Estate Partners V L.P.), which may not be adequate to cover our damages;

•	while our occupancy and market rents are increasing, we continue to experience rent roll down in certain markets (although at levels that are significantly less than recent years) as leases expire and are renewed at current rates; our operations also may continue to be negatively impacted by the effect of increased expenses (including energy, real estate taxes, insurance and repairs and maintenance expense) and significant tenant improvement and leasing costs;

•	although new construction in our principal markets is not high relative to historic levels, we may face increased competition in certain of our markets as buildings currently planned or under development are completed and begin to lease up;

•	our long-term leases cause our operating results to lag improving market conditions;

•	our geographic market diversity may cause our overall operating results to be less favorable than operating results in the strongest markets;

•	in order to continue to pay distributions to our common shareholders and unitholders at anticipated levels, we must borrow funds or sell assets;

•	future disposition activity may reduce our income from continuing operations and funds from operations and may also result in gains or losses on sale of real estate, earnings dilution and impairment charges;

•	our performance and share value are subject to risks associated with the real estate industry; new acquisitions may fail to perform as expected;

•	our ability to dispose of assets on terms we find acceptable will be subject to market conditions we do not control;

•	our ability to maintain our status as a REIT for federal and state income tax purposes;

•	our properties face significant leasing competition;

•	competition for acquisitions or an oversupply of properties for sale could adversely affect us;

•	we face potential adverse effects from tenant bankruptcies or insolvencies; and

•	a hurricane, earthquake or terrorist act could adversely affect our business and, as a result of our self-insurance levels, such losses, or other potential losses, will not be fully covered by third-party insurance.

These risks and uncertainties, along with the risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of our or our operating partnership’s SEC filings, including our and our partnership’s most recent filings on Forms 10-Q and 10-K and our operating partnership’s Form 10-K, as amended, should be considered in evaluating any forward-looking statements contained in this proxy supplement or the definitive proxy statement. All forward-looking statements herein speak only as of the date of this proxy supplement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

All information contained in this proxy supplement or the definitive proxy statement concerning Blackhawk Parent and its subsidiaries or the financing arrangements related to the mergers has been supplied by Blackhawk Parent, Blackhawk Acquisition Trust and Blackhawk Acquisition L.P. and has not been independently verified by us.

ADDITIONAL INFORMATION ABOUT THE MERGERS

The Special Meeting

The time and date of the special meeting of our shareholders have not changed; however, the location of the special meeting has changed. The special meeting will still be held on Monday, February 5, 2007 at

8:30 a.m., local time. The meeting will now be held at the Civic Opera Building, 20 North Wacker Drive, Suite 631 (6th Floor), Chicago, Illinois. The record date has not changed. Only shareholders who owned our common shares at the close of business on December 28, 2006, the record date for the special meeting, will be entitled to vote.

Update to Background of the Mergers

The section entitled “The Mergers — Background of the Mergers” beginning on page 29 of the definitive proxy statement describes the background of the mergers up to and including November 19, 2006. The discussion below supplements that description. In that description, the references to “Company C” were references to Vornado Realty Trust.

On November 24, 2006, Mr. Michael D. Fascitelli, the President of Vornado, contacted a representative of Merrill Lynch, Pierce, Fenner & Smith Incorporated, our financial advisor, on an unsolicited basis, to indicate that Vornado was exploring making an offer for the acquisition of the company in conjunction with other investors. Pursuant to the merger agreement, on November 25, 2006, representatives of the company orally advised representatives of The Blackstone Group, which we refer to as Blackstone, of this contact and, on November 26, 2006, the company notified Blackstone in writing of this contact.

On January 8, 2007, Mr. Fascitelli contacted a representative of Merrill Lynch to indicate that Vornado was not interested in acquiring the company but remained interested in acquiring selected assets of the company from Blackstone. The company agreed to allow discussions between Blackstone and Vornado regarding the acquisition by Vornado of selected assets of the company, and the company was informed that representatives of Vornado contacted representatives of Blackstone thereafter.

On January 15, 2007, representatives of Vornado contacted representatives of Merrill Lynch, on an unsolicited basis, to indicate that Vornado was exploring with other third parties the possibility of acquiring the company. Pursuant to the merger agreement, in the morning on January 17, 2007, the company notified Blackstone of the new contact from representatives of Vornado.

On that same day, Mr. Steven Roth, the Chairman and Chief Executive Officer of Vornado, informed Mr. Samuel Zell, Chairman of our board of trustees, that a written acquisition proposal would be forthcoming. After the market closed on January 17, 2007, the company received an unsolicited, non-binding proposal letter from Dove Parent LLC, a limited liability company formed by Vornado, Starwood Capital Global, LLC and Walton Street Capital, LLC (which we refer to, collectively with Dove Parent LLC, as the third party group). The non-binding proposal letter stated that the third party group was proposing to acquire all of the outstanding shares and units of the company and its operating partnership for $52.00 per share (or unit), payable 60% in cash and 40% in Vornado shares. The non-binding proposal letter stated that Vornado would expect to acquire and retain approximately half the company’s portfolio and the other members of the third party group would acquire the remainder. The non-binding proposal letter stated that the third party group was prepared to enter into a merger agreement having substantially the same terms as the one entered into by the company with Blackhawk Parent (with customary changes providing for the stock component of the consideration) and that the proposal was subject to completion of a confirmatory due diligence review of the company consistent with the review conducted by Blackstone. Promptly following receipt of the non-binding proposal letter, pursuant to the merger agreement, the company informed Blackstone of its receipt of the letter from the third party group, and the company issued a press release and filed a Form 8-K with the SEC regarding the letter.

On January 18, 2007, our senior management discussed the letter from the third party group with representatives of Merrill Lynch and Sidley Austin LLP, our counsel. Following this discussion, Mr. Richard D. Kincaid, our President and Chief Executive Officer, contacted Mr. Fascitelli to inform him that the company would be sending the third party group a list of questions for the purpose of clarifying the proposal. Later that day, the company transmitted a list of questions to the third party group, requesting clarification regarding, among other things, whether the proposed acquiror would be willing to structure the transaction without the need for a Vornado shareholder vote and the specific formulation of the exchange ratio for the shares of Vornado stock to be received by our shareholders in any transaction and whether the exchange ratio would be fixed (a fixed exchange ratio would result in the value to our shareholders fluctuating with changes in the market price of Vornado stock) or floating (a floating exchange ratio would fix the value to our shareholders, regardless of changes in the market price of Vornado stock, but only so long as the market price of Vornado stock remained within the range of any collar). The company received initial written answers to its questions that evening. Based on the initial written responses from the third party group, the company requested in writing additional clarifications, including more information regarding the specific formulation of the exchange ratio.

On January 18, 2007, the company and its representatives requested that Blackstone and its representatives consider whether Blackstone would be willing to waive the provision in the merger agreement that required our board of trustees to determine that the proposal from the third party group was reasonably likely to result in a superior proposal prior to the company being able to furnish non-public information to, or participate in negotiations with, the third party group. Later that same day, the company received a letter from Blackstone setting forth reasons Blackstone questioned whether the proposal from the third party group could be viewed as reasonably likely to lead to a superior proposal.

On January 19, 2007, Blackstone granted the waiver requested by the company. On that same day, the company received updated written positions of the third party group regarding the clarifications sought by the company. The third party group confirmed, among other things, that the structure of the proposal would require a Vornado shareholder vote to approve the issuance of shares by Vornado and that the exchange ratio would be floating and subject to what were described as “customary” collars, which were not further specified.

In advance of a meeting of our board of trustees held on January 20, 2007, the trustees received copies of a presentation from Merrill Lynch, the non-binding proposal letter from the third party group, the press release issued by the third party group, the letter from Blackstone regarding the proposal from the third party group and a comparison of the key terms of the Blackstone merger agreement with the third party group proposal (as the terms of such proposal were then understood by the company). At that meeting, with representatives of senior management, Merrill Lynch, Sidley Austin LLP and Venable LLP, our Maryland legal counsel, present, Mr. Kincaid updated the trustees regarding the status of the transaction with Blackstone and of the developments over the last week, including a description of the non-binding proposal from the third party group and of the waiver received from Blackstone. Representatives of Sidley Austin LLP and Venable LLP again briefed the trustees on their duties. Representatives of Merrill Lynch provided a presentation regarding their preliminary analysis of the non-binding proposal from the third party group. After discussing the proposal, our board of trustees authorized our senior management to enter into a confidentiality and standstill agreement with the third party group. Our board of trustees also authorized the company’s senior management to provide the third party group with confirmatory due diligence review as requested in its proposal letter and to meet with the third party group in order to better understand its proposal. Our board of trustees emphasized the importance of certainty of value, such as that provided by cash merger consideration, and emphasized certainty of closing. Our board noted, among other things, that the current proposal by the third party group would require a vote by Vornado shareholders which created delay and risk of not closing, particularly as compared with the Blackstone transaction. Our board of trustees instructed senior management and our financial and legal advisors to explore with the third party group its position on these issues. Our board of trustees further instructed senior management and our financial and legal advisors that, in light of the meeting of our shareholders scheduled for February 5, 2007 to consider the proposal to approve the Blackstone merger agreement, they should highlight to the third party group the desirability of receiving any definitive proposal from it as soon as possible. Following the board meeting in the afternoon on January 20, 2007, the company entered into a confidentiality and standstill agreement with the third party group.

On January 21, 2007, Mr. Kincaid and other members of our senior management, with representatives of Merrill Lynch and Sidley Austin LLP, met with members of the third party group and their respective financial and legal advisors. The company and its representatives described the concerns of the board with respect to certainty of value at closing as well as certainty of closing, noting that the structure of the third party group’s proposal appeared to require a Vornado shareholder vote. The company and its representatives requested proposed terms from the third party group regarding these matters and other key items, including the specific formulation of the exchange ratio, the impact on the proposal if members of the third party group decided not to proceed with the transaction, and the tax treatment of the proposed transaction. With respect to our board’s concerns identified by the company, the third party group indicated that it was not in a position to provide definitive responses regarding its position. The third party group did provide additional information on some items, including that the collars for the exchange ratio would be set at signing and would allow the exchange ratio to float within a 10% to 15% range above and below the market price of Vornado shares at signing and that the transaction, as proposed by the third party group, would be taxable to the company’s shareholders.

During the course of the meeting, the company and its representatives became concerned about the certainty of execution of a transaction with the third party group if the various members of the third party group were unable to reach agreement on the terms of their proposed asset sale transactions involving the company’s assets. Representatives of the company told the third party group that our board of trustees was scheduled to meet on January 24, 2007 and requested that the third party group provide definitive responses to our board’s concerns prior to the meeting. The third party group did not agree to provide definitive responses to these concerns prior to January 24, 2007, but they did commit to provide the company with a draft merger agreement by January 23, 2007 and to be in a position to submit any definitive proposal by January 31, 2007.

On January 21, 2007, the third party group was given access to the company’s “virtual” data room and the third party group began its current due diligence investigation of the company. On January 22, 2007, the company entered into a confidentiality and standstill agreement with Vornado in order to receive non-public information regarding Vornado.

On January 22, 2007, pursuant to the merger agreement, Mr. Kincaid informed Mr. Jonathan D. Gray, Senior Managing Director of Blackstone, that the company met with the third party group on January 21, 2007, due diligence investigations had begun, and the third party group agreed to be in a position, should it so choose, to submit any definitive proposal by January 31, 2007. Mr. Kincaid told Mr. Gray that our board of trustees was scheduled to meet on January 24, 2007. On January 22, 2007, after providing Mr. Fascitelli with prior notice, the company issued a press release and filed a Form 8-K regarding the status of the proposal from the third party group.

On January 22, 2007, representatives of Goldman, Sachs & Co., Blackstone’s financial advisor, contacted representatives of Merrill Lynch to inquire as to whether the company would consider an increase in the merger consideration conditioned upon an increase in the termination fee. Representatives of Merrill Lynch responded that if Blackstone was interested in making such a proposal, it would be reviewed by our board of trustees.

Representatives of Merrill Lynch discussed the inquiry from Goldman Sachs with our senior management and representatives of Sidley Austin LLP. Merrill Lynch then received a subsequent contact from representatives of Goldman Sachs. Representatives of Goldman Sachs indicated that Blackstone would be willing to propose increasing the merger consideration to somewhere in the range of $52.50 to $53.50 per share provided that the company was willing to accept a termination fee equal to 3% of the resulting total equity value (or approximately $700 million). As part of such proposal, all of the other terms in the merger agreement would remain unchanged and the company’s meeting of shareholders would remain scheduled for February 5, 2007. Representatives of Merrill Lynch responded that they would review this proposal with our board of trustees, but noted that the board of trustees would likely view a termination fee of 3% unfavorably.

Representatives of Merrill Lynch discussed this additional contact from representatives of Goldman Sachs with our senior management and representatives of Sidley Austin LLP. Following this discussion, Merrill Lynch contacted representatives of Goldman Sachs to indicate that, although Blackstone’s proposal would be subject to review by our board of trustees, the company was interested in determining whether Blackstone would be willing to propose revised merger consideration of $53.50 per share with a termination fee between $300 and $400 million. Late in the evening on January 22, 2007, representatives of Goldman Sachs informed representatives of Merrill Lynch that Blackstone would be willing to propose revised merger consideration of $53.50 per share, provided that the termination fee would be $500 million.

Our board of trustees held a meeting on January 23, 2007, at which representatives of our senior management, Merrill Lynch and Sidley Austin LLP were present. Mr. Kincaid reported on the status of the proposal from the third party group, including a description of the January 21, 2007 meeting and of the ongoing mutual due diligence investigations that had commenced. Mr. Kincaid stated that the third party group had not addressed concerns of the board regarding certainty of value or certainty of closing, noting that the structure of the third party group’s proposal continued to require the vote of Vornado shareholders. Mr. Kincaid also reported on recent discussions with Blackstone and the possible modification to the Blackstone merger agreement. Representatives of Merrill Lynch presented their preliminary views on the possible Blackstone revision and the proposal from the third party group. Our board of trustees discussed with our financial and legal advisors the possible revised proposal from Blackstone and the proposal from the third party group, focusing on, among other things, the requirement by Blackstone for an increase in the termination fee as part of the consideration for significantly increased merger consideration. Following a discussion of the factors relevant to agreeing to an increase in the termination fee (which are discussed below in the section entitled “Reasons for the Mergers and Recommendation of Our Board of Trustees”), our board of trustees directed senior management and our financial and legal advisors to respond to Blackstone that, subject to approval by our board of trustees, the company would be willing to consider either a $54.00 per share price with a $500 million termination fee or a $53.50 per share price with a $400 million termination fee. Our board of trustees also directed Mr. Kincaid to contact the third party group to remind them of the company’s board meeting on January 24, 2007 and to inquire as to whether the third party group was in a position to provide any further definitive responses regarding key items discussed at the meeting on January 21, 2007, including whether the structure of the third party group transaction could be modified to avoid the delay and risk of not closing associated with a vote of Vornado shareholders, whether the third party group would be addressing our board’s desire for more certainty in value at closing, whether the third party group was still on schedule to deliver a definitive proposal, with financing commitments, by January 31, 2007, whether ongoing due diligence efforts were impacting the third party group’s valuation (positively or negatively) and whether there was any other information from the third party group that should be communicated to our board of trustees.

Following the board meeting on January 23, 2007, Mr. Kincaid contacted Mr. Fascitelli to make the inquiries as directed by the board. Mr. Fascitelli told Mr. Kincaid that he was not prepared to respond to these inquiries, but he would respond to Mr. Kincaid’s inquiries on behalf of the third party group prior to the meeting of our board of trustees on January 24, 2007. Also following the board meeting on January 23, 2007, representatives of Merrill Lynch contacted Mr. Gray, as directed by the board, to communicate the company’s response to Blackstone’s revised proposal.

Later in the day on January 23, 2007, Mr. Gray contacted representatives of Merrill Lynch to indicate that Blackstone was willing to propose a $54.00 per share price and a $500 million termination fee.

In the evening on January 23, 2007, counsel to Vornado, on behalf of the third party group, sent a preliminary draft merger agreement to representatives of the company, while representatives of Simpson Thacher & Bartlett LLP, Blackstone’s legal advisor, sent a draft amendment to the merger agreement to the company and its representatives, reflecting the discussions of the parties to date.

In the morning on January 24, 2007, representatives of Sidley Austin LLP discussed the preliminary draft merger agreement from the third party group with our senior management and representatives of Merrill Lynch. The preliminary draft merger agreement required a vote by Vornado shareholders to approve the issuance of Vornado shares in connection with the merger and provided that, if the Vornado shareholders did not approve the issuance of Vornado shares, either Vornado or the company could terminate the merger agreement without any payment by Vornado being required under such circumstances. The preliminary draft merger agreement also provided that the Vornado board would be obligated to recommend the approval of the issuance of shares, provided that the board would not be so obligated if such a recommendation would violate its duties to Vornado shareholders (in which case Vornado would be required to make a payment to the company of an as yet unspecified amount). In addition, the preliminary draft merger agreement did not contain proposals regarding the prices at which the collars would be triggered, the treatment of the OP Units or the amount of the termination fee. The preliminary draft merger agreement was also different in certain significant respects from the Blackstone merger agreement, including its provision for the completion of asset sales by the company to newly created entities formed by Starwood Capital and Walton Street Capital prior to the consummation of the merger with Vornado.

During the course of the day on January 24, 2007, representatives of Sidley Austin LLP and representatives of Simpson Thacher & Bartlett LLP exchanged drafts of a proposed amendment to the merger agreement. Prior to the meeting of our board of trustees that evening, representatives of Blackstone also furnished representatives of the company with updated equity and debt commitment letters.

Prior to the meeting of our board of trustees that evening, Mr. Fascitelli responded to the inquiries made by Mr. Kincaid the previous day. Mr. Fascitelli stated that the vote of the Vornado shareholders remained part of the proposal by the third party group, the mix of cash and stock components of the merger consideration would remain unchanged from the third party group’s original proposal, the collars would be determined based upon a 10% variation above and below the market price of Vornado stock at signing, due diligence was proceeding constructively and had not resulted in any positive or negative impact on the $52.00 per share proposal and the third party group was still expecting to be in a position to submit a definitive proposal by January 31, 2007, but would not be able to do so any earlier.

Our board of trustees convened a meeting after the market closed on January 24, 2007, at which representatives of our senior management, Merrill Lynch, Sidley Austin LLP and Venable LLP were present. Mr. Kincaid informed the trustees that Blackstone had formally proposed to increase the merger consideration to $54.00 per share in cash with a termination fee of $500 million (or approximately 2.1% of total equity value). Mr. Kincaid also informed the trustees of his discussion with Mr. Fascitelli with respect to the key concerns raised by the board, as well as the status of the ongoing mutual due diligence investigation. Mr. Kincaid noted that the company would be permitted to continue to meet with representatives of the third party group to discuss its interest in acquiring the company. Additionally, the company would be permitted to continue to provide confirmatory diligence information in accordance with the third party group’s proposal letter so that the third party group would be in a position, if it so chose, to submit a definitive proposal to the company by January 31, 2007. Representatives of Sidley Austin LLP and Venable LLP again briefed the trustees on their duties. Representatives of Sidley Austin LLP described some of the key differences between the third party group’s preliminary draft merger agreement and the Blackstone merger agreement. Representatives of Merrill Lynch provided a presentation explaining the financial details of the revised merger terms with Blackstone and the underlying basis for their fairness analysis. Merrill Lynch noted that market conditions had continued to improve since November 19, 2006, thereby resulting in increased valuations. In addition, Merrill Lynch noted that our management had recently provided it with upwardly revised forecasts and asset valuations, which representatives of our management then discussed. Merrill Lynch also discussed the revised equity and debt financing commitments submitted by Blackstone. In addition, Merrill Lynch discussed the terms and considerations of the current proposal from the third party group and the value of the third party group’s proposal, using third party data relating to the current market value of Vornado stock. At the request of our board of trustees, Merrill Lynch rendered an oral opinion to the board, subsequently confirmed in writing, that, as of January 24, 2007 and based upon and subject to the assumptions, qualifications and limitations to be set forth in its written opinion, the proposed cash merger consideration of $54.00 per share to be received by the holders of our common shares, other than Blackhawk Parent and its affiliates, and the proposed cash merger consideration of $54.00 to be received by the holders of OP Units pursuant to the partnership merger (assuming such holders of OP Units receive the proposed cash merger consideration), other than the company or any of its subsidiaries, was fair from a financial point of view to such shareholders and unit holders. Mr. Kincaid then delivered the formal recommendation of senior management that the board approve the amendment to the Blackstone merger agreement.

After discussion, and taking into account the fairness opinion delivered orally by representatives of Merrill Lynch and other factors described below in greater detail in the section entitled “Reasons for the Mergers and Recommendation of Our Board of Trustees,” our board of trustees unanimously adopted resolutions which, among other things, approved the mergers, the merger agreement and the other transactions contemplated by the merger agreement and resolved to continue to recommend that our common shareholders vote for the approval of the merger of the company and the merger agreement.

Following the board meeting, the company and Blackhawk Parent executed the amendment to the merger agreement. Before the market opened on January 25, 2007, the company issued a press release announcing the execution of the amendment to the merger agreement and filed a Form 8-K with the SEC. The terms of the amendment are detailed below in the section entitled “Summary of Amendment to the Merger Agreement” beginning on page S-27 of this proxy supplement.

On January 27, 2007, our board of trustees held a meeting at which representatives of senior management, Merrill Lynch and Sidley Austin LLP were present. At the meeting, our board of trustees was advised regarding immaterial revised calculations of the company’s capitalization and EBITDA forecast. The calculations were revised from those used by Merrill Lynch in rendering its written fairness opinion dated January 24, 2007. After discussion, and after reviewing the effect of these revisions on its presentation to the board of trustees on January 24, 2007, at the request of our board of trustees, Merrill Lynch stated that its written fairness opinion dated January 24, 2007 had not changed. After discussion, and taking into account Merrill Lynch’s confirmation of its January 24, 2007 opinion, and the other factors described below in the section entitled “Reasons for the Merger and Recommendation of Our Board of Trustees,” our board of trustees unanimously reaffirmed its approval of the mergers, the merger agreement and the other transactions contemplated by the merger agreement and its recommendation that our common shareholders vote for the approval of the merger of the company and the merger agreement.

Reasons for the Mergers and Recommendation of Our Board of Trustees

The following information supplements information previously provided in the section entitled “The Mergers — Reasons for the Mergers” beginning on page 36 of the definitive proxy statement.

At a special meeting held on January 24, 2007, our board of trustees unanimously determined that the merger is advisable and in the best interests of Equity Office and our shareholders, approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and recommended that our shareholders vote “FOR” the approval of the merger and the merger agreement.

In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, our board of trustees consulted with our senior management team, as well as our outside legal and financial advisors, and considered the matters described in the section entitled “The Mergers — Reasons for the Mergers” beginning on page 36 of the definitive proxy statement. The board also considered a number of additional factors, including the following:

•	Price.

Our board of trustees considered the value of the increased merger consideration of $54.00 per share, payable in cash, to be received by our common shareholders, which represents an additional $5.50 per share, or approximately 11.3%, over the original per share price of $48.50. The increased merger consideration of $54.00 is also $2.00 per share higher than the third party group’s non-binding proposal at a stated price of $52.00 per share, comprised of cash and stock. Taking into account the delayed closing of any third party group transaction and the resulting impact on the net present value of the stated price, the difference exceeds $2.00 per share, even after dividends. Our board of trustees also considered the certainty in value at closing of the current all-cash offer from Blackhawk Parent and the fact that fluctuations in the Vornado stock price outside the collar would increase or decrease the value of the non-binding proposal from the third party group.

•	Anticipated Timing and Certainty for Shareholders.

Our board of trustees considered the anticipated timing of the Blackhawk Parent transaction as compared to the non-binding proposal from the third party group. In that regard, the board noted that the Blackhawk Parent transaction is scheduled to close on February 8, 2007 (subject to satisfaction or waiver of closing conditions, including the approval of the company’s shareholders at the February 5, 2007 meeting), while any transaction with the third party group would likely be consummated no earlier than three to four months after entering into any definitive agreement. Our board of trustees considered that, when compared to the timing of the Blackhawk Parent transaction, the delay before the third party group transaction could be consummated created additional risk that a condition to closing would not be satisfied.

Our board of trustees also considered other factors regarding the uncertainty of the proposal from the third party group, including:

•	the company had only received a non-binding indication of interest from the third party group, any definitive proposal from the third party group would not be received before January 31, 2007 and there were no assurances that the third party group would submit a definitive proposal;

•	the structure of the proposal from the third party group required a vote of Vornado shareholders and, in the preliminary draft merger agreement sent by the third party group on January 23, 2007, if the Vornado shareholders did not approve the issuance of Vornado shares in connection with the merger, either Vornado or the company could terminate the merger agreement without requiring any payment by Vornado under such circumstances; and

•	the multiple parties in the third party group increased the execution risk of the proposed transaction and the possibility that if, prior to signing a definitive agreement, members of the group decided not to proceed with the transaction, the entire proposal could be jeopardized.

Our board of trustees also considered that the preliminary draft merger agreement provided by the third party group was also different in certain significant respects from the Blackstone merger agreement.

•	We Continue to Have a Termination Right in the Event of a Superior Competing Transaction.

We continue to have the right, under the merger agreement, to meet with representatives of the third party group and to continue to provide them with diligence information so that the third party group will be in a position, if they so choose, to submit a definitive proposal by January 31, 2007 for consideration by our board of trustees. We also continue to have the right, under certain circumstances, to consider and respond to any other unsolicited written acquisition proposal, and if, after consultation with our financial advisors, our board of trustees determines in good faith that such acquisition proposal or a proposal from the third party group is a superior proposal, and Blackhawk Parent chooses not to make improvements to the merger agreement with the result that the acquisition proposal or a proposal from the third party group continues to be a superior proposal, we have the right to terminate the merger agreement upon the payment of a termination fee of $500 million which, according to Merrill Lynch’s analysis, is below the average for transactions of this type.

•	Increase of Termination Fee.

Our board of trustees considered that in order to obtain Blackhawk Parent’s agreement to a $5.50 per share increase in merger consideration, Blackhawk Parent required us to increase the termination fee by $300 million to $500 million (an incremental $0.68 per share). Because the $500 million termination fee represents only approximately 2.1% of total equity value (or $1.13 per share), our board concluded, with the advice of Merrill Lynch, that the $500 million termination fee should not preclude a revised proposal from the third party group or a proposal from another potential bidder.

•	Opinion of Merrill Lynch.

Our board of trustees gave favorable consideration to the oral opinion of Merrill Lynch rendered to our board of trustees on January 24, 2007, and subsequently confirmed in writing, to the effect that as of January 24, 2007 and based upon the assumptions made, matters considered and limits of review set forth therein, the common share merger consideration of $54.00 to be received by the holders of our common shares pursuant to the merger is fair from a financial point of view to the holders of our common shares (other than Blackhawk Parent and its affiliates) and the cash merger consideration of $54.00 to be received by the holders of OP Units pursuant to the partnership merger (assuming such holders of OP Units receive the cash merger consideration), other than us or any of our subsidiaries, is fair from a financial point of view to such holders (see the section entitled “— Opinion of Our Financial Advisor” on page S-16 of this proxy supplement).

The foregoing discussion of the factors considered by our board of trustees is not intended to be exhaustive, but rather includes the material factors considered by our board of trustees. In reaching its decision to approve the merger, the amended merger agreement and the other transactions contemplated by the amended merger agreement, our board of trustees did not quantify or assign any relative weights to the factors considered and individual trustees may have given different weights to different factors. In the event the merger is not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced shareholder value.

Our board of trustees, by unanimous vote, has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Equity Office and our shareholders. Our board of trustees recommends that you vote “FOR” the proposal to approve the merger and the merger agreement and “FOR” the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Opinion of Our Financial Advisor

On January 24, 2007, Merrill Lynch delivered its written opinion, which opinion was subsequently confirmed in writing on January 27, 2007, to our board of trustees to the effect that, as of January 24, 2007 and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the common share merger consideration of $54.00 to be received by the holders of our common shares pursuant to the merger is fair from a financial point of view to the holders of our common shares, other than Blackhawk Parent and its affiliates, and the cash merger consideration of $54.00 to be received by the holders of OP Units pursuant to the partnership merger (assuming such holders of OP Units receive the cash merger consideration), other than us or any of our subsidiaries, is fair from a financial point of view to such holders.

The full text of the written opinion of Merrill Lynch, dated as of January 24, 2007, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Exhibit B to this proxy supplement. The summary of Merrill Lynch’s opinion below is qualified by reference to the full text of the opinion, and you are encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of our board of trustees, does not address the merits of the underlying decision by the company to engage in the mergers and does not constitute a recommendation to any holder of common shares as to how such holder should vote on the merger or any related matter.

Merrill Lynch was not asked to address, nor does its opinion address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Equity Office, other than the holders of common shares and the holders of OP Units who receive the cash merger consideration. In rendering its opinion, Merrill Lynch did not opine as to (i) the proposed consideration to be received by the holders of OP Units that elect to receive Class H preferred units under the terms and subject to the conditions set forth in the merger agreement or (ii) the consideration to be received by the holders of the company’s Series B preferred shares and the holders of the company’s Series G preferred shares.

In arriving at its opinion, Merrill Lynch, among other things:

1. reviewed certain publicly available business and financial information relating to Equity Office that it deemed to be relevant;

2. reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Equity Office furnished to Merrill Lynch by Equity Office;

3. conducted discussions with members of senior management of Equity Office concerning the matters described in clauses 1 and 2 above;

4. reviewed the market prices and valuation multiples for Equity Office common shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

5. reviewed the results of operations of Equity Office and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

6. compared the proposed financial terms of the mergers with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

7. participated in certain discussions and negotiations among representatives of Equity Office and Blackhawk Parent and their financial and legal advisors;

8. reviewed the merger agreement (including Amendment No. 1), and a draft of Amendment No. 2, dated as of January 24, 2007; and

9. reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Equity Office and was not furnished with any such evaluation or appraisal (Merrill Lynch was informed by management that individual appraisals do not exist with respect to a majority of the properties), nor did Merrill Lynch evaluate the solvency or fair value of Equity Office under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of Equity Office. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Equity Office, Merrill Lynch assumed that they were reasonably prepared and reflected the best then available estimates and judgment of our management as to the expected future financial performance of Equity Office. Merrill Lynch also assumed that the final form of the Amendment No. 2 would not differ in any material respect from the last draft reviewed by it.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. In connection with the preparation of Merrill Lynch’s opinion, Merrill Lynch did not solicit, nor was it authorized by our board of trustees to solicit, third party indications of interest for the acquisition of Equity Office. Additionally, Merrill Lynch’s opinion did not express any opinion as to the prices at which our common shares would trade following the announcement of the mergers. Merrill Lynch noted that the Company had received a non-binding proposal from Dove Parent LLC (an entity formed by Vornado Realty Trust, Starwood Capital Group Global, LLC and Walton Street Capital, LLC), to acquire all of the outstanding shares of the Company for a combination of cash and stock (the “Dove Proposal”). In connection with its opinion, Merrill Lynch expressed no opinion as to the relative merits of the mergers as compared to the Dove Proposal, or whether the Dove Proposal is achievable.

The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to our board of trustees in connection with its opinion. The following summary, however, does not purport to be a complete description of its presentations or the financial analyses performed by Merrill Lynch, nor does the order of the analyses described represent relative importance or weight given to those analyses by Merrill Lynch. We provided Merrill Lynch with the following capitalization data, as of December 31, 2006, for purposes of the analyses summarized below: 356,529,391 common shares; 38,365,406 OP units; 14,345,700 in-the-money options; 4,135,934 shares issuable upon conversion of the Series B preferred shares, 41,424,900 shares issuable upon conversion of the Exchangeable Notes, 287,508 Unvested Strategic Long Term Incentive Plan (“STLI”) shares, and 38,317 Unvested Deferred Equity Plan (“DEP”) Shares.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 23, 2007, and is not necessarily indicative of current market conditions.

Comparable Public Companies Analysis

Using publicly available information, Merrill Lynch reviewed and analyzed certain financial information, ratios and public market multiples, where applicable, for the following publicly traded companies in the REIT industry, which Merrill Lynch chose because they owned or operated office properties:

Public Companies Reviewed

•	Boston Properties, Inc.

•	Brandywine Realty Trust

•	Brookfield Properties Corporation

•	Corporate Office Properties Trust

•	Cousins Properties Incorporated

•	Crescent Real Estate Equities Company

•	Douglas Emmett Inc.

•	Duke Realty Corporation

•	Highwoods Properties, Inc.

•	HRPT Properties Trust

•	Kilroy Realty Corporation

•	Lexington Corporate Properties Trust

•	Liberty Property Trust

•	Mack-Cali Realty Corporation

•	Maguire Properties, Inc.

•	Parkway Properties, Inc.

•	SL Green Realty Corp.

•	Washington Real Estate Investment Trust

•	Vornado Realty Trust

Using publicly available information, Merrill Lynch then compared certain financial information, ratios and public market multiples for the following publicly traded companies, which were selected from the list above:

Public Companies Selected

•	Boston Properties, Inc.

•	Brandywine Realty Trust

•	Brookfield Properties Corporation

•	Mack-Cali Realty Corporation

•	SL Green Realty Corp.

Although none of the five selected companies is directly comparable to Equity Office, the companies included were selected because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Equity Office. Merrill Lynch selected these five companies based on its professional judgment and its knowledge of Equity Office and the comparable companies with consideration given to differences in financial and operational characteristics and other relevant factors, such as geographic location, asset quality, market capitalization, and capital structure. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operational characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of our common shares.

The multiples and ratios for Equity Office and each of the selected companies were calculated using their respective closing prices on January 23, 2007, and were based on the most recent publicly available information, Wall Street research and FirstCall consensus reports. These financial measures are relevant in evaluating the value of companies like Equity Office and the companies selected in this comparable public company analysis, because they are the metrics most commonly used in this type of financial analysis by investors and analysts to value public companies in the office REIT sector.

Merrill Lynch calculated illustrative implied prices of our common shares by multiplying management’s forward estimated funds from operations (“FFO”) per common share for the year 2007 by a range of multiples from 20.0x to 22.0x. This range of multiples was chosen based upon estimated 2007 FFO multiples per share for the selected comparable companies (which ranged from 13.0x to 27.4x). This analysis yielded illustrative implied prices for our common shares ranging from $48.79 to $53.67 per diluted share.

In addition, Merrill Lynch calculated illustrative implied prices of our common shares by multiplying management’s projected earnings before interest, tax, depreciation, and amortization (“EBITDA”) for the year 2007 by a range of multiples from 19.0x to 20.0x. This range of multiples was chosen based upon total enterprise value to estimated 2007 EBITDA multiples as of January 23, 2007 for the selected comparable companies. This analysis yielded illustrative implied prices for our common shares ranging from $51.53 to $55.69 per diluted share. Merrill Lynch noted that the range of the total enterprise values for the selected companies was $6,718 to $21,179 million. The range of the estimated 2007 EBITDA multiples for the selected companies was 15.1x to 23.4x.

Net Asset Value Analysis

Merrill Lynch performed a net asset value (“NAV”) analysis on Equity Office using gross real estate asset valuations provided by our management, based on a property-by-property review by management. The NAV methodology is relevant for a business like Equity Office in evaluating its underlying real estate assets. Merrill Lynch calculated estimated implied 2007 nominal capitalization rates, based on estimated net operating income projections for 2007 provided by management, and implied values per square foot of Equity Office’s properties. The estimated gross real estate value of our properties plus the value of our other assets net of our liabilities yielded a range of $45.42 to $52.73 per diluted share (based on Merrill Lynch’s estimate of $321 million of incremental liabilities associated with marking to market the company’s indebtedness and excluding any adjustments for transaction costs). The estimated implied 2007 nominal capitalization rates and values per square foot ranged from 5.2% to 5.8% and $420 to $380, respectively.

In addition, Merrill Lynch calculated the NAV range as adjusted by estimated transaction costs, which included severance payments, debt defeasance and repayment costs, transfer taxes and professional fees. Merrill Lynch estimated aggregate transaction costs of approximately $1,344 million (approximately $600 million in unsecured debt prepayment, $99 million in secured debt prepayment, $97 million in severance costs and $547 million in advisory fees, legal fees, transfer taxes, accounting fees and other expenses). The estimated NAV per common share, adjusted for these transaction costs (but excluding the adjustment associated with marking to market the company’s indebtedness referenced in the preceding paragraph), yielded a range of $42.86 to $50.18 per diluted share.

Merrill Lynch also examined recent publicly available equity research NAV estimates from financial institutions that provide research coverage of Equity Office, including A.G. Edwards, Banc of America Securities, Bear, Stearns & Company, Citigroup Investment Research, Deutsche Bank Securities, Goldman Sachs & Co., Green Street Advisors, Lehman Brothers, Morgan Stanley, Raymond James Financial Inc., RBC Capital Markets, Stifel Nicolaus & Co. and UBS Securities LLC. These equity analysts reports were selected because of their regular coverage of Equity Office. The estimated NAV indication from equity analysts’ reports yielded ranges of $34.00 to $53.00 per diluted share.

Discounted Cash Flow Analysis

Merrill Lynch performed a discounted cash flow (“DCF”) analysis on Equity Office, based on projections provided by our management. The DCF analysis was performed in order to evaluate the fully diluted equity value per common share. Merrill Lynch calculated illustrative implied equity value per share by calculating (a) the sum of (i) the illustrative present value indications of unlevered free cash flows for Equity Office for the years 2007 though 2010 using discount rates ranging from 7.50% to 8.00%, based on the estimated cost of capital of Equity Office, which included consideration of historical rates of return for publicly-traded common stocks, risks inherent in the industry and specific risks associated with the continuing operations of Equity Office on a standalone basis, and (ii) the present value of the illustrative terminal value using estimated 2011 EBITDA based on terminal EBITDA multiples ranging from 18.0x to 19.0x and discount rates ranging from 7.50% to 8.00% less (iii) Equity Office’s net debt of $12.9 billion as of December 31, 2006 divided by (b) total outstanding diluted common shares. Merrill Lynch selected the range of EBITDA multiples and discount rates for the DCF analysis based on Merrill Lynch’s knowledge of the industry, historical data for comparable companies, and from the calculation of our weighted average cost of capital using the capital asset pricing model. The DCF analysis yielded an implied equity value per diluted share ranging from $51.23 to $56.64.

Comparable Transaction Analysis

Using publicly available information, Merrill Lynch examined the following selected transactions in the office real estate industry:

Acquiror / Target / Announcement Date

•	SL Green Realty Corporation / Reckson Associates Realty Corporation / August 3, 2006

•	Brookfield Properties Corporation — The Blackstone Group / Trizec Properties Inc. / June 5, 2006

•	The Blackstone Group / CarrAmerica Realty Corporation / March 6, 2006

•	General Electric Capital Corporation / Arden Realty, Inc. / December 21, 2005

Merrill Lynch selected these precedent transactions on the basis of a range of factors, including the industry in which the target companies operate, the property characteristics, asset quality and size of the target companies, and the geographic location of the properties that the companies own or operate. For each of the selected transactions, Merrill Lynch calculated and compared the implied forward EBITDA multiple and the implied forward nominal capitalization rate. These financial measures are relevant in evaluating the value of companies like Equity Office and the companies selected in this comparable transactions analysis, because they are the metrics most commonly used in this type of financial analysis by investors and analysts to value public companies in the office REIT sector.

The range of the implied forward EBITDA multiple for the comparable transactions was 15.8x to 20.1x. Based on its judgment, Merrill Lynch selected a range of forward EBITDA multiples of 18.0x to 19.0x based on the implied forward EBITDA multiples for the selected precedent transactions. Merrill Lynch then applied the range of EBITDA multiples derived from this analysis to Equity Office’s estimated 2007 EBITDA to calculate an implied equity value per diluted share of Equity Office. This yielded an implied equity value per diluted share range of $46.87 to $51.06.

The range of the implied forward nominal capitalization rates for the comparable transactions was 5.2% to 6.1%. Based on its judgment, Merrill Lynch selected a range of forward nominal capitalization rates of 5.25% to 5.75% based on the implied forward nominal capitalization rates for the selected precedent transactions. Merrill Lynch then applied the range of forward nominal capitalization rates from this analysis to Equity Office’s estimated 2007 nominal net operating income, which, excluding any adjustment for transaction costs, yielded an implied equity value per diluted share range of $45.39 to $52.00.

The summary set forth above describes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the process underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Equity Office’s and Merrill Lynch’s control, and involve the application of complex methodologies and educated judgments. In addition no company utilized as a comparison in the analyses described above is identical to Equity Office, and none of the transactions utilized as a comparison is identical to the mergers.

Our board of trustees selected Merrill Lynch as its financial advisor because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the mergers and because Merrill Lynch is familiar with Equity Office and its business. As part of Merrill Lynch’s investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated as of November 13, 2006, between us and Merrill Lynch, we agreed to pay Merrill Lynch a fee of $30 million for its services if the proposed mergers are consummated. Additionally, we have agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

Merrill Lynch has, in the past, provided financial advisory and financing services to Equity Office and certain affiliates of Blackhawk Parent and may continue to do so and has received, and may receive, fees for rendering such services. In the past two years, we have paid to Merrill Lynch approximately $18.6 million in fees in connection with financial services provided by Merrill Lynch to us. Our operating partnership has retained Goldman, Sachs & Co. and Merrill Lynch to act as the lead dealer managers for the debt tender offers and solicitation agents for the exchangeable notes consent solicitation, in each case related to the mergers, which were commenced on December 26, 2006. We expect Merrill Lynch to receive a fee of up to $7.4 million for its services in connection with the debt tender offers and exchangeable notes consent solicitations. Merrill Lynch may actively trade or invest in the equity and other securities of Equity Office and affiliates of Blackhawk Parent for its own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

Debt Tender Offers and Consent Solicitations; Redemption

As disclosed in the definitive proxy statement, on December 26, 2006, our operating partnership commenced offers to purchase and related consent solicitations with respect to approximately $8.4 billion aggregate principal amount of its outstanding unsecured debt securities, which we collectively refer to as the notes, and a separate consent solicitation with respect to its $1.5 billion aggregate principal amount 4.00% Exchangeable Senior Notes due 2026, which we refer to as the exchangeable notes. Thereafter, on December 29, 2006, our operating partnership amended the consent solicitations for the notes and the exchangeable notes to modify the terms of the proposed amendments for which consents have been sought and correct certain information relating to the exchangeable notes consent solicitation. On January 2, 2007, our operating partnership amended the terms of the tender offers for the notes to provide that the total consideration offered for each series of notes would be subject to a minimum price of $1,000 per $1,000 principal amount of notes tendered. In addition, our operating partnership further amended the consent solicitations for the notes and the exchangeable notes to modify the terms of the proposed amendments for which consents have been sought. On January 10, 2007, our operating partnership announced that it had received the requisite consents sought with respect to each series of notes issued under the 1995 indenture as well as the requisite consents sought in relation to the exchangeable notes consent solicitation, and that it had extended the consent payment deadline applicable to the notes issued under the 1997 indenture and the 2000 indenture. On January 10, 2007, in a separate press release, and again on January 11, 2007, our operating partnership amended the tender offers for its 7.250% Notes due 2028, its 7.500% Notes due 2029 and its 7.875% Notes due 2031 to increase the consideration offered for such notes, and it extended the consent payment deadline applicable to the notes issued under the 1997 indenture and the 2000 indenture.

On January 18, 2007, our operating partnership announced that it had received requisite consents sought with respect to the notes issued under its 1997 indenture and the notes issued under its 2000 indenture. Accordingly, the requisite consents have been obtained with respect to the consent solicitations for all of the notes and the exchangeable notes. The supplemental indentures to effect the amendments contemplated by the consent solicitations for the notes and the exchangeable notes have been executed and delivered by our operating partnership, the company, to the extent applicable, and the trustee(s) under each indenture. In addition, the amendment to the registration rights agreement related to the exchangeable notes has been executed and delivered. Such supplemental indentures and such amendment became effective upon their execution and delivery and the amendments contemplated by such supplemental indentures and such amendment will generally become operative concurrently with the consummation of the merger, provided that all validly tendered notes are accepted for purchase pursuant to the applicable tender offers upon consummation of the merger.

On January 24, 2007, our operating partnership announced the determination of the total consideration and tender offer consideration to be paid for the notes pursuant to the tender offers and related consent solicitations. The tender offers will expire at 8:00 a.m., New York City time, on February 8, 2007, unless extended or earlier terminated by our operating partnership.

Financing

In connection with the mergers, Blackhawk Parent will cause an aggregate of approximately $21.7 billion to be paid to our common shareholders, the limited partners (other than us or any of our subsidiaries) of our operating partnership (assuming none of the limited partners of our operating partnership elect to receive Class H preferred units in our operating partnership in lieu of cash consideration) and holders of share options, restricted shares, stock appreciation rights and performance awards. Blackhawk Parent will also cause approximately $360 million (plus accrued and unpaid distributions) to be paid to the holders of our Series B preferred shares (assuming none of the Series B preferred shares have been converted into our common shares prior to the merger effective time) and Series G preferred shares in connection with the liquidation of the surviving entity into Blackhawk Parent after the merger. In addition, our operating partnership has commenced tender offers to purchase up to all of the senior notes and it has called for redemption all of the $50 million aggregate principal amount outstanding of its 6.880% Notes due April 30, 2007 and its 7.875% Notes due December 1, 2016. As of January 25, 2007, there were approximately $8.4 billion aggregate principal amount of senior notes, $51.5 million aggregate principal amount of redemption notes ($50 million of which will be redeemed on February 1, 2007 and $1.5 million of which will be repaid at maturity on February 1, 2007) and $1.5 billion aggregate principal amount of exchangeable notes outstanding. Our revolving credit facility will also be repaid and our mortgage loan agreements and secured debt will be repaid or remain outstanding. As of January 25, 2007, we had an aggregate principal amount of approximately $4.4 billion of consolidated indebtedness under our revolving credit facility, mortgage loan agreements and secured debt. As of January 25, 2007, our share of unconsolidated joint venture secured debt was approximately $106.6 million.

In connection with the execution and delivery of the amendment to the merger agreement, the debt commitment previously obtained by Blackhawk Parent as disclosed in the definitive proxy statement was amended to provide for debt financing in an aggregate principal amount of up to the lesser of (a) $31.4 billion and (b) 82.5% of the total consideration payable by Blackhawk Parent for the completion of the mergers and other costs, such as transaction costs relating to the mergers, less the aggregate amount of our existing indebtedness that is not repaid or defeased at the time of the mergers. In addition, the parties to the $3.5 billion equity bridge commitment letter disclosed in the definitive proxy statement delivered a letter confirming that the equity bridge commitment letter remains in full force and effect as modified by the additional merger consideration payable under the amendment to the merger agreement and the terms of the amendment to the debt commitment letter.

It is expected that in connection with the mergers, affiliates of The Blackstone Group will contribute up to approximately $3.65 billion of equity to Blackhawk Parent, which amount will be used to fund the remainder of the acquisition costs that are not covered by the debt and equity bridge financing.

Interests of Our Trustees and Executive Officers in the Mergers

The definitive proxy statement describes the interests of certain trustees and executive officers of Equity Office in the mergers. The discussion below updates that description where necessary to reflect the increase in the cash merger consideration payable to Equity Office shareholders and OP Unit holders from $48.50 per share or unit to $54.00 per share or unit under the merger agreement.

Share Options, Restricted Shares and Performance Awards

As of January 25, 2007, there were 8,130,079 common shares subject to share options, of which 1,804,734 were unvested, 968,144 unvested restricted shares, and performance awards in respect of a maximum number of 219,406 shares, all of which were unvested, in each case granted to our trustees and executive officers under our equity award plans.

Under the terms of the merger agreement, immediately prior to the merger effective time, outstanding share options, restricted shares and performance awards, including those held by our trustees and executive officers, whether or not exercisable or vested, will become fully vested and exercisable or payable, as the case may be, and, in the case of the restricted shares and performance awards, free of any forfeiture restrictions. Specifically, under the merger agreement:

•	unvested share options held by our executive officers and Mr. Samuel Zell, Chairman of our board of trustees, will become fully vested and exercisable, and all share options held by our trustees and executive officers and not exercised will be canceled as of the merger effective time in exchange for the right to receive a single lump sum cash payment in respect of each common share underlying their share options equal to the excess, if any, of $54.00 per share over the exercise price per share of their share options, less applicable withholding taxes;

•	restricted shares owned by our executive officers and certain of our trustees will become fully vested and free of any of forfeiture restrictions immediately prior to the merger effective time and will be considered outstanding common shares for purposes of the merger agreement, including the right to receive the common share merger consideration, less applicable withholding taxes; and

•	each outstanding performance award held by our executive officers will become fully vested and free of any forfeiture restrictions immediately prior to the merger effective time and will be paid out, in the case of awards granted under the Strategic Long-Term Incentive Plan, based on performance through the end of the calendar quarter preceding the date of the merger agreement plus accumulated dividends based on awards to be paid out at 200% of target, and, in the case of awards granted under the Deferred Equity Plan, at the maximum level (200% of target) in a lump sum cash payment equal to $54.00 per common share subject to the performance award, less applicable withholding taxes.

The following table summarizes (a) the unvested share options with exercise prices of less than $54.00 per common share (all of our share options outstanding as of the date of this proxy supplement had exercise prices of less than $54.00), (b) the unvested restricted shares, and (c) the unvested performance awards, in each case held by each of our executive officers and trustees as of January 25, 2007, and the aggregate consideration that each of them will receive under the merger agreement with respect to their unvested share options, restricted shares and performance awards.

				Dollar
				Amount of
		Weighted		Cash
	No. of	Average	Number of	Payable in
	Shares	Exercise	Outstanding	Respect of
	Underlying	Price	Unvested	Unvested	Aggregate
	Unvested	Unvested	Restricted	Performance	Resulting
	Options	Options(1)	Shares	Awards(2)	Consideration

Executive Officers:
Richard D. Kincaid	427,727	$29.68	241,408	$4,017,781	$27,455,278
Debra L. Ferruzzi	60,386	29.87	35,416	723,143	4,092,880
Jeffrey L. Johnson	262,392	29.76	124,297	2,080,032	15,151,193
Peyton H. Owen, Jr.	145,730	29.88	69,914	1,541,879	8,831,515
Stanley M. Stevens	108,080	29.68	63,101	884,456	6,919,918
Marsha C. Williams	184,229	29.67	94,316	1,701,422	11,277,441
Robert J. Winter	63,279	29.32	40,433	1,180,305	4,925,383
Trustees:
Marilyn A. Alexander	—	—	—	—	—
Thomas E. Dobrowski	—	—	1,254	—	67,716
William M. Goodyear	—	—	1,254	—	67,716
James D. Harper, Jr.	—	—	1,254	—	67,716
Sheli Z. Rosenberg	—	—	1,254	—	67,716
Stephen I. Sadove	—	—	—	—	—
Sally Susman	—	—	—	—	—
Jan H.W.R. van der Vlist	—	—	—	—	—
Samuel Zell	552,911	29.83	294,243	—	29,253,955

(1)	The weighted average exercise prices have been rounded to the nearest one-hundredth.

(2)	Calculated as unvested target shares multiplied by 200% (which will result in the maximum payment in respect of such performance awards, as provided for in the merger agreement) plus accrued dividend equivalents.

For a more complete discussion of the beneficial ownership of our securities by our trustees and executive officers, please see “Securities Ownership of Certain Beneficial Owners and Management — Common Share and Unit Ownership by Trustees and Executive Officers” beginning on page S-28 of this proxy supplement.

OP Units

Pursuant to the merger agreement, in the partnership merger, each OP Unit issued and outstanding immediately prior to the effectiveness of the partnership merger (other than units we or any of our subsidiaries own) will be converted into the right to receive $54.00 in cash, without interest and less applicable withholding taxes. Alternatively, in lieu of this cash consideration, each limited partner of our operating partnership that is an “accredited investor” as defined under the U.S. securities laws will be offered the opportunity to elect to convert all, but not less than all, of the OP Units that such limited partner owns into Class H preferred units in the surviving partnership on a one-for-one basis. It is intended that our trustees and executive officers, as holders of OP Units who convert their OP Units into Class H preferred units in the surviving partnership, will generally be permitted to defer potential taxable gain they would otherwise recognize if they were to receive a cash payment in exchange for their OP Units (although the Internal Revenue Service could assert that such conversion constitutes a taxable transaction). For a more complete discussion of the treatment of OP Units and the terms of the Class H preferred units, please see the section entitled “The Merger Agreement — Treatment of Interests in Our Operating Partnership — OP Units” beginning on page 58 of the definitive proxy statement.

None of our trustees and executive officers beneficially owned OP Units as of December 28, 2006 other than Ms. Sheli Z. Rosenberg, Mr. Samuel Zell and Mr. Stanley M. Stevens. As of the record date, Ms. Rosenberg beneficially owned 191,134 OP Units, Mr. Zell beneficially owned 1,775,065 OP Units and Mr. Stevens beneficially owned 6,927 OP Units. If Ms. Rosenberg, Mr. Zell and Mr. Stevens do not elect to convert the OP Units that they beneficially own into Class H preferred units in the surviving partnership, they will receive aggregate consideration of approximately $10,321,236, $95,853,510 and $374,058, respectively, with respect to such units in connection with the partnership merger. Instead, if Ms. Rosenberg, Mr. Zell or Mr. Stevens elects to convert all of his or her OP Units into Class H preferred units in the surviving partnership and if he or she satisfies certain requirements applicable to all holders of OP Units, he or she will receive 191,134 Class H preferred units, 1,775,065 Class H preferred units and 6,927 Class H preferred units, respectively, in the surviving partnership in connection with the partnership merger. In addition, Mr. Zell has a pecuniary interest (as a beneficiary of certain trusts of which he is not the trustee) but does not have voting or dispositive power in an additional 11,845,754 OP Units. If such OP Units are not converted into Class H preferred units, they will be converted into aggregate consideration of approximately $639,670,716, and, instead, if an election is made to convert such OP Units into Class H preferred units they will be converted into 11,845,754 Class H preferred units. Mr. Zell is also a party to a tax protection agreement relating to one property for which the company estimates its maximum exposure to Mr. Zell is approximately $3 million.

Change in Control Agreements

The approval of the merger by our shareholders will represent a “change in control” under our change in control agreements that we have entered into with each of our executive officers.

The following table sets forth an estimate of the potential cash severance payments that could be payable as described in the definitive proxy statement in the event the executive officer becomes entitled to such severance amount pursuant to their change-in-control agreements (described in the definitive proxy statement) following the merger (assuming for illustrative purposes that the executive officer’s employment is terminated on March 1, 2007 utilizing currently approved 2007 base salaries and bonus compensation amounts provided for in the agreements). The table does not include an amount referable to the value of the continued health and welfare benefits to be received by the executive officer, or the value of the tax reimbursement payment (described in the definitive proxy statement), if applicable.

Amount of
Potential Cash
Severance Payment

Executive Officers
Richard D. Kincaid	$4,656,986
Debra L. Ferruzzi	1,178,810
Jeffrey L. Johnson	2,103,619
Peyton H. Owen, Jr.	1,728,219
Stanley M. Stevens	1,686,947
Marsha C. Williams	1,840,802
Robert J. Winter	1,230,886

Litigation Relating to the Mergers

On November 20, 2006, a purported shareholder class action related to the merger agreement, Engel v. Equity Office Properties Trust, et al. (Case No. 24-C-06-010525), was filed in the Circuit Court for Baltimore City, Maryland, naming us and each of our trustees as defendants. The lawsuit alleged that defendants have breached their fiduciary duties in connection with approval of the merger agreement, which is claimed to provide unfair and inadequate consideration. Seven other lawsuits raising similar purported class claims have also been filed, including two other such suits in the Circuit Court for Baltimore City (Lefari v. Equity Office

Properties Trust, et al. (Case No. 24-C-06-010716) and Casden v. Equity Office Properties Trust, et al. (Case No. 24-C-06-010969)), four in the Circuit Court of Cook County, Illinois (Blaz v. Equity Office Properties Trust, et al. (Case No. 06-CH-25190), Phillips v. Zell, et al. (Case No. 06-CH-25196), Kaiman v. Zell, et al. (Case No. 06-CH-25278) and Staehr v. Equity Office Properties Trust, et al. (Case No. 06-CH-25402)), and one in the United States District Court for the Northern District of Illinois (Beck v. Dobrowski, et al. (Case No. 06-CV-6411)) (the “federal court lawsuit”). The federal court lawsuit purports to be brought not only as a class action but also as a shareholder derivative case on behalf of Equity Office (which is named only nominally as a defendant). These lawsuits generally allege breaches of fiduciary duties by our trustees in connection with the merger agreement (including, but not limited to, various alleged breaches of duties of loyalty, due care, candor, independence and good faith), claim that defendants have failed to take appropriate steps to maximize shareholder value (including by failing to conduct an auction or negotiate with all interested parties), and allege that various terms of the merger agreement are preclusive and/or unfair. Certain of the lawsuits also include claims that the defendants have improperly favored themselves in connection with the proposed transaction, engaged in self-dealing and/or have improperly provided for disparate treatment among Equity Office security holders. The federal court lawsuit also includes purported derivative claims for abuse of control, gross mismanagement, and corporate waste. In addition to Equity Office and its trustees, The Blackstone Group is named as a defendant in certain of the lawsuits, and is alleged to have aided and abetted the other defendants’ alleged fiduciary breaches. The lawsuits seek a variety of equitable and injunctive relief, including enjoining defendants from completing the proposed merger transaction, disgorgement of alleged benefits improperly received and/or unspecified damages and other relief.

The four lawsuits pending in the Circuit Court of Cook County, Illinois have been consolidated into one case (the “Illinois case”), and all activity in those cases has been stayed until further court order. A status conference in the Illinois case is scheduled for February 16, 2007. On January 4, 2007, plaintiffs in the federal court lawsuit filed an amended complaint which asserted two additional derivative claims. Both claims allege violations of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, by our trustees, based on alleged deficiencies in the definitive proxy statement. The second new claim also alleges a “controlling person” violation of the Exchange Act by The Blackstone Group. Defendants in the federal court lawsuit are scheduled to respond to the amended complaint by February 6, 2007.

The three lawsuits pending in Maryland have been consolidated into one case (the “Maryland case”). Plaintiffs in the Maryland case filed an amended complaint on January 8, 2007. On January 10, 2007, the Maryland court established a schedule for a motion to dismiss by defendants, and for the potential filing of a preliminary injunction motion by plaintiffs, including setting January 30-31, 2007 for hearing of any such motions. On January 17, defendants filed a motion to dismiss the amended complaint. On January 22, plaintiffs notified the Maryland court that, due to recent developments, they would not be filing a motion for preliminary injunction that day, as previously scheduled, but were reserving the right to file a motion for a temporary restraining order. On January 24, 2007, plaintiffs filed a second amended complaint in lieu of responding to defendants’ motion to dismiss. The second amended complaint contains three counts, the first alleging breaches of fiduciary duty by our trustees. The second and third counts name the company and The Blackstone Group as defendants in addition to our trustees, and respectively allege conspiracy and aiding and abetting. In the second amended complaint, which was filed before the amendment to the merger agreement was publicly disclosed, plaintiffs allege, among other things, that the merger agreement provides unfair and inadequate consideration, particularly in light of the third party group proposal; that the merger agreement is the result of an unfair and inadequate process, including due to the failure to conduct a proper market check; that the merger agreement contains unlawful deal protection devices, including the termination fee and “no solicitation” provisions; that our trustees and management have not acted in good faith and have engaged in self-dealing and breaches of their duties of loyalty, as well as breaches of other alleged fiduciary duties; and that the definitive proxy statement fails in multiple alleged respects to fully and accurately disclose material facts. Plaintiffs seek, among other things, preliminary and/or permanent injunctive relief preventing the company’s shareholders from voting on the merger agreement.

We intend to continue to vigorously defend the actions.

SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT

On January 24, 2007, Equity Office, EOP Operating Limited Partnership, Blackhawk Parent, Blackhawk Acquisition Trust and Blackhawk Acquisition L.P. entered into Amendment No. 2 to the Agreement and Plan of Merger, dated as of November 19, 2006 and amended by Amendment No. 1 on December 14, 2006. The definitive proxy statement includes the Agreement and Plan of Merger, as amended by Amendment No. 1, as Exhibit A and also includes a summary of the Agreement and Plan of Merger, as amended by Amendment No. 1, beginning on page 55 of that proxy statement.

Amendment No. 2 to the Agreement and Plan of Merger is included as Exhibit A to this proxy supplement and is incorporated by reference into this discussion. The following discussion summarizes the material changes to the Agreement and Plan of Merger, as amended by Amendment No. 1, made by Amendment No. 2.

Increase in Merger Consideration

The merger agreement increases the merger consideration payable per issued and outstanding common share to $54.00 per share in cash from $48.50 per share in cash. The merger agreement also increases the cash merger consideration payable per OP Unit to $54.00 per unit from $48.50 per unit.

Terms of Class H Preferred Units

In lieu of the cash merger consideration of $54.00 per unit, each limited partner of our operating partnership that is an “accredited investor” as defined under the U.S. securities laws and that has satisfied certain other conditions may elect to convert all of the OP Units owned by such partner into Class H preferred units in the surviving partnership on a one-for-one basis. The merger agreement increases the stated liquidation preference of each Class H preferred unit from $48.50 per unit to $54.00 per unit.

Increase in Termination Fee

The merger agreement increases the amount of the termination fee payable by us to Blackhawk Parent in connection with the termination of the merger agreement under certain circumstances to $500 million from $200 million. For a description of the circumstances in which this termination fee would be payable by us to Blackhawk Parent, see the section entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page 75 of the definitive proxy statement.

MARKET PRICE OF OUR COMMON SHARES

Our common shares are traded on the New York Stock Exchange under the ticker symbol “EOP.” As of January 26, 2007, there were approximately 3,065 shareholders of record. The following table sets forth the high and low sale prices of our common shares as reported on the New York Stock Exchange (rounded to the nearest cent), and the dividends paid per common share, for each quarterly period for the past three years and for the first quarterly period (through January 26, 2007) of the fiscal year ending December 31, 2007.

	Market Price Range
	High	Low	Dividend

Fiscal Year Ending December 31, 2007:
First Quarter (through January 26, 2007)	$55.25	$48.05	—
Fiscal Year Ending December 31, 2006:
Fourth Quarter	$49.10	$39.39	$0.33
Third Quarter	40.32	36.02	0.33
Second Quarter	36.87	31.78	0.33
First Quarter	35.00	29.71	0.33
Full Year	49.10	29.71	1.32
Fiscal Year Ending December 31, 2005:
Fourth Quarter	$33.17	$28.20	$0.50
Third Quarter	35.79	31.31	0.50
Second Quarter	34.39	30.00	0.50
First Quarter	31.17	27.45	0.50
Full Year	35.79	27.45	2.00
Fiscal Year Ending December 31, 2004:
Fourth Quarter	$29.86	$27.11	$0.50
Third Quarter	28.95	25.71	0.50
Second Quarter	29.20	23.90	0.50
First Quarter	30.39	27.81	0.50
Full Year	30.39	23.90	2.00

On November 17, 2006, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common shares on the New York Stock Exchange was $44.72 per share. On January 24, 2007, the last trading day prior to the date of the public announcement of the execution of Amendment No. 2 to the merger agreement, the closing price of our common shares on the New York Stock Exchange was $52.70 per share. On January 26, 2007, the last trading day before the date of this proxy supplement, the closing price of our common shares on the New York Stock Exchange was $55.22 per share. You are encouraged to obtain current market quotations for our common shares.

On December 6, 2006, our board of trustees declared a regular quarterly dividend of $0.33 per common share for the quarterly period ended December 31, 2006 payable on December 29, 2006 to shareholders of record at the close of business on December 15, 2006. However, under the terms of the merger agreement, we may not declare or pay any other dividends to our common shareholders without the prior written consent of Blackhawk Parent.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Share and Unit Ownership by Trustees and Executive Officers

This table indicates how many common shares and OP Units were beneficially owned as of January 25, 2007 by:

•	each current trustee;

•	each executive officer named in the Summary Compensation Table from the Equity Office Proxy Statement dated April 20, 2006 not also listed as a trustee; and

•	trustees and executive officers as a group.

In general, “beneficial ownership” includes those common shares and OP Units a trustee or executive officer has the power to vote or the power to dispose and share options or warrants that are exercisable currently or become exercisable or redeemable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them.

As additional information, we have provided the number of OP Units and the number of phantom share units held by these individuals and the group as of January 25, 2007.

	Common		Options		OP		Percentage of
	Shares		Exercisable	Percentage of	Units and		All Common
	Beneficially		Within	All Common	Phantom		Shares and
Name	Owned(1)		60 Days	Shares(1)	Share Units(2)		OP Units(2)(3)

Marilyn A. Alexander	800		0	*	7,068		*
Thomas E. Dobrowski(6)	1,433		0	*	4,915		*
William M. Goodyear	22,230		117,890	*	24,836		*
James D. Harper, Jr.	2,166		165,140	*	24,099		*
Richard D. Kincaid	242,537		908,354	*	386,486		*
Sheli Z. Rosenberg	114,559	(4)	197,140	*	216,249	(5)	*
Stephen I. Sadove	7,315		0	*	6,217		*
Sally Susman	1,889		0	*	6,132		*
Jan H.W.R. van der Vlist(6)	3,092		0	*	0		*
Samuel Zell	385,504	(7)	4,371,923	1.3%	1,934,960	(8)	1.8%
Jeffrey L. Johnson	129,897		606,135	*	42,095		*
Peyton H. Owen, Jr.	69,914		121,115	*	16,385		*
Stanley M. Stevens	71,335	(9)	446,902	*	130,666	(10)	*
Marsha C. Williams	117,188		331,655	*	12,698		*
Trustees and executive officers as a group (16 persons including those named above)	1,253,566		7,340,559	2.4%	2,818,266	(11)	3.1%

*	Less than 1%.

(1)	The number of common shares beneficially owned is based on SEC regulations regarding the beneficial ownership of securities. Percentages are based on a total of 357,385,528 common shares outstanding as of January 25, 2007 plus common shares subject to options held by the individual (or group) exercisable within sixty days after January 25, 2007. The percentage of common shares beneficially owned by a person assumes that all options exercisable within sixty days of January 25, 2007 to acquire common shares held by the person are exercised and that no options to acquire common shares held by other persons are exercised. The number of common shares beneficially owned may include both vested and unvested restricted shares.

(2)	OP Units may be exchanged for Equity Office common shares or, at the election of Equity Office, the cash value of the Equity Office common shares on a one-for-one basis. OP Units have distribution rights but no voting rights. Phantom share units correspond to shares held by the trustee of the Fourth Amended and Restated Equity Office Supplemental Retirement Savings Plan (“SRP”). The value of amounts deferred under the SRP will be paid out in cash following the merger based on an assumed investment in Equity Office common shares referred to as phantom share units. Equity Office is not required to but does permit SRP participants to submit their voting instructions with respect to the common shares held by the SRP trustee relating to the phantom share units. The OP Units and the phantom share units do represent an economic equivalent to Equity Office common shares, even though the OP Units and the phantom share units may not represent shares “beneficially owned” by the Equity Office trustees and executive officers in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless

indicated otherwise below, the amounts shown in this column of the table reflect only phantom share units.

(3)	Percentages are based on the total of: (i) 357,385,528 common shares outstanding as of January 25, 2007; (ii) common shares subject to options held by the individual (or the group) exercisable within 60 days after January 25, 2007; plus (iii) common shares that would be issued if the individual (or group) redeemed his or her OP Units and received common shares. Common shares held by the SRP trustee relating to the phantom share units are included in the common shares outstanding. The percentage of common shares beneficially owned by a person assumes that: (i) all options exercisable within sixty days of January 25, 2007 to acquire common shares held by the person are exercised and that no options to acquire common shares held by other persons are exercised; and (ii) all OP Units held by the person are converted into common shares and that no OP Units held by other persons are converted into common shares.

(4)	Includes 40,244 common shares held by Ms. Rosenberg’s spouse.

(5)	Includes 191,134 OP Units and 25,115 phantom share units. Ms. Rosenberg’s spouse owns 17,318 of these 191,134 OP Units.

(6)	Until their termination of employment from their prior respective employers (September 2005 for Mr. Dobrowski and December 2005 for Mr. van der Vlist), their employers prohibited them from owning Equity Office common shares. Amounts shown for Mr. Dobrowski include 562 unvested restricted shares (which he must transfer to his former employer upon vesting under each restricted share’s current vesting schedule).

(7)	Includes 326,156 common shares held directly by Mr. Zell, 27,348 common shares held by Samstock/ SZRT, L.L.C. and 32,000 common shares held by the Helen Zell Revocable Trust. The number in the table excludes an additional 1,523,321 common shares in which Mr. Zell has a pecuniary interest (as a beneficiary of certain trusts of which he is not the trustee) but does not have voting or dispositive power. If these excluded shares were included in the table, Mr. Zell would beneficially own approximately 1.74% of the common shares.

(8)	Includes 1,775,065 OP Units held by Samstock/ SZRT, L.L.C. and 159,895 phantom share units held by Mr. Zell. The number in the table excludes an additional 11,845,754 OP Units in which Mr. Zell has a pecuniary interest (as a beneficiary of certain trusts of which he is not the trustee) but does not have voting or dispositive power. If these excluded OP Units and phantom share units were included in the table, Mr. Zell would beneficially own approximately 5.34% of the combined common shares and OP Units outstanding as of January 25, 2007.

(9)	Mr. Stevens’ spouse holds 49 of the common shares shown.

(10)	Includes 6,927 OP Units and 123,739 phantom share units.

(11)	Includes 1,973,126 OP Units and 845,140 phantom share units.

Beneficial Ownership of More than Five Percent

The following table sets forth information with respect to persons who are believed by us to beneficially own more than 5% of our outstanding common shares. The percentage of common shares with respect to the number of common shares beneficially owned is as of January 25, 2007. The number of common shares beneficially owned is taken from the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to us as of January 25, 2007. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

	Number of Shares
	Beneficially	Percentage of
Name and Address of Beneficial Owner	Owned	Common Shares

Dodge & Cox(1)	43,477,272	12.2%
555 California Street
40th Floor
San Francisco, CA 94104
The Vanguard Group, Inc.(2)	21,085,532	5.9%
100 Vanguard Blvd.
Malvern, PA 19355
Barclays group entities(3):	19,749,513	5.5%
Barclays Global Investors, NA	10,473,756
45 Fremont Street
San Francisco, CA 94105
Barclays Global Fund Advisors	7,914,545
45 Fremont Street
San Francisco, CA 94105
Barclays Global Investors, LTD	848,395
Murray House
1 Royal Mint Court
London, EC3N 4HH
Barclays Global Investors Japan Trust and Banking Company	357,255
Ebisu Prime Square Tower
8th floor
1-1-39 Hiroo Shibuya-Ku
Tokyo 150-0012 Japan
Barclays Global Investors Japan Limited	155,562
Ebisu Prime Square Tower
8th floor
1-1-39 Hiroo Shibuya-Ku
Tokyo 150-8402 Japan

(1)	Amendment No. 4 to the Schedule 13G of the reporting person filed with the SEC on February 3, 2006, states that Dodge & Cox has sole power to vote or direct the vote of 40,769,972 common shares, shared power to vote or direct the vote of 435,200 common shares and sole power to dispose or direct the disposition of 43,477,272 common shares. Amendment No. 4 to the Schedule 13G of the reporting person also states that the securities are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

A provision of Equity Office’s Restated Declaration of Trust prohibits the ownership of more than 9.9% of Equity Office’s outstanding shares by any person unless that person provides to the Board of Trustees information and assurances that the ownership will not cause Equity Office to fail to qualify as a “real estate investment trust” for federal income tax purposes.

At the time Dodge & Cox proposed to acquire Equity Office common shares that would have moved its ownership percentage above 9.9%, Dodge & Cox provided written information, agreements and assurances, satisfactory to the Board of Trustees, that supported the Board’s decision to allow Dodge & Cox to own more than 9.9% of our outstanding common shares.

(2)	This information is based on a Schedule 13G filed with the SEC on February 13, 2006 in which it was reported that The Vanguard Group, Inc. has sole power to vote or direct the voting of 427,825 common shares and sole power to dispose or to direct the disposition of 21,085,532 common shares. According to this Schedule 13G filing, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 427,825 common shares, or 0.11% of the common shares outstanding as of December 31, 2005, as a result of its serving as investment manager of collective trust accounts. The Schedule 13G further states that Vanguard Fiduciary Trust Company directs the voting of these shares.

(3)	This information is based on a Schedule 13G filed with the SEC on January 23, 2007 in which it was reported that the various entities noted above have sole power to vote or direct the voting of a combined 18,006,983 common shares, and sole power to dispose or to direct the disposition of a combined 19,749,513 common shares. According to this Schedule 13G filing, these common shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330 or 202-942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like Equity Office, which file electronically with the SEC. The address of that website is www.sec.gov.

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.equityoffice.com under Investor Relations — Financial Reports — SEC Filings. The information contained on the SEC’s and our website is expressly not incorporated by reference into this proxy supplement or the definitive proxy statement.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Any person, including any beneficial owner, to whom this proxy supplement is delivered may request copies of reports, proxy statements, documents incorporated by reference in the definitive proxy statement, or other information concerning us, without charge, by written or telephonic request directed to us at Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Elizabeth P. Coronelli, or (312) 466-3286.

We are “incorporating by reference” information into this proxy supplement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy supplement, except to the extent that the information is superseded by information in the definitive proxy statement or this proxy supplement.

The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 15, 2006;

•	Quarterly Reports on Form 10-Q filed with the SEC on May 10, 2006, August 8, 2006 and November 7, 2006; and

•	Current Reports on Form 8-K filed with the SEC on January 25, 2007 (two reports), January 22, 2007 (two reports), January 18, 2007, January 16, 2007, January 11, 2007, January 3, 2007, December 29, 2006, December 27, 2006, December 11, 2006, December 7, 2006, November 21, 2006, November 20, 2006, September 28, 2006, August 24, 2006, August 23, 2006, August 1, 2006 (reporting on Item 2.05), July 13, 2006, June 28, 2006, May 31, 2006, May 23, 2006 and March 9, 2006.

The documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act incorporated by reference in the definitive proxy statement (including documents filed after the date of the definitive proxy statement and prior to the date of this proxy supplement) are described under “Where You Can Find More Information” beginning on page 81 of the definitive proxy statement and are hereby incorporated by reference herein. The information incorporated by reference is considered to be a part of this proxy supplement, except to the extent that information is superseded by information in the definitive proxy statement or this proxy supplement. We also incorporate by reference documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy supplement and prior to the date of the special meeting. The information we later file with the SEC will automatically update and supersede the information contained in this proxy supplement.

No persons have been authorized to give any information or to make any representations other than those contained or incorporated by reference in the definitive proxy statement or in this proxy supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy supplement is dated January 29, 2007. You should not assume that the information contained in this proxy supplement is accurate as of any date other than that date, and the mailing of this proxy supplement to shareholders shall not create any implication to the contrary.

Exhibit A

AMENDMENT NO. 2
TO THE
AGREEMENT AND PLAN OF MERGER
Among
EQUITY OFFICE PROPERTIES TRUST,
EOP OPERATING LIMITED PARTNERSHIP,
BLACKHAWK PARENT LLC,
BLACKHAWK ACQUISITION TRUST
and
BLACKHAWK ACQUISITION L.P.
Dated as of January 24, 2007

THIS AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER, dated as of January 24, 2007 (this “Amendment”), is entered into by and among Equity Office Properties Trust, a Maryland real estate investment trust (the ‘Company”), EOP Operating Limited Partnership, a Delaware limited partnership (the “Operating Partnership”, and together with the Company, the “Company Parties”), Blackhawk Parent LLC, a Delaware limited liability company (“Parent”), Blackhawk Acquisition Trust, a Maryland real estate investment trust and a wholly-owned subsidiary of Parent (“MergerCo”), and Blackhawk Acquisition L.P., a Delaware limited partnership whose general partner is MergerCo (“Merger Partnership” and together with Parent and MergerCo, the “Buyer Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of November 19, 2006, as amended prior to the date of this Amendment, by and among the Company Parties and the Buyer Parties (the “Merger Agreement”).

WHEREAS, the parties desire to amend the Merger Agreement so as to, among other things, increase the Company Common Share Merger Consideration from $48.50 to $54.00, increase the Operating Partnership Cash Merger Consideration from $48.50 to $54.00 and increase the liquidation preference of the Class H Preferred Units from $48.50 to $54.00;

WHEREAS, the Board of Trustees of the Company, on behalf of the Company and on behalf of the Company on behalf of the Operating Partnership, and each of the Buyer Parties have approved this Amendment;

WHEREAS, the Board of Trustees of the Company recommends the approval of the Merger Agreement, as amended by this Amendment, and the Company Merger by the Company’s shareholders; and

WHEREAS, the parties have agreed to amend the Merger Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  Amendment of Section 3.01.  The reference to “$48.50” in Section 3.01(c) of the Merger Agreement is hereby amended to be “$54.00”.

2.  Additional Representation and Warranty of the Company and the Operating Partnership.  Section 4.19 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) The Company has received an opinion of the Company Financial Advisor to the effect that as of November 19, 2006 (i) the Company Common Share Merger Consideration (as such term was defined in this Agreement as of November 19, 2006) to be received by the holders of the Company Common Shares is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates, and (ii) the Operating Partnership Cash Merger Consideration (as such term was defined in this Agreement as of November 19, 2006) to be received by the holders of Class A Units (other than the Company or any of its Subsidiaries) is fair from a financial point of view to such holders (assuming such holders receive the Operating Company Merger Cash Consideration). The Company has made available to Parent a complete and correct copy of such opinion (or, if not delivered in writing to the Company prior to November 19, 2006, the Company will promptly make such opinion available to Parent upon receipt).

(b) The Company has received an opinion of the Company Financial Advisor to the effect that, after giving effect to Amendment No. 2 to this Agreement, as of January 24, 2007, (i) the Company Common Share Merger Consideration to be received by the holders of the Company Common Shares is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates, and (ii) the Operating Partnership Cash Merger Consideration to be received by the holders of Class A Units (other than the Company or any of its Subsidiaries) is fair from a financial point of view to such holders (assuming such holders receive the Operating Company Merger Cash Consideration). The Company has made available to Parent a complete and correct copy of such opinion (or, if not delivered in writing to the Company prior to January 24, 2007, the Company will promptly make such opinion available to Parent upon receipt).”

3.  Amendment of Section 5.07.  Section 5.07(b) of the Merger Agreement hereby is amended and restated in its entirety to read as follows:

‘‘(b) Parent has provided to the Company a true, complete and correct copy of (i) an executed commitment letter from Blackstone Real Estate Partners V L.P. to provide Parent with equity financing in an aggregate amount of up to $3,650,000,000 (the “Equity Funding Letter”), (ii) an executed commitment letter (the “Equity Bridge Commitment Letter”) from Bear Stearns Commercial Mortgage, Inc., Goldman Sachs & Co. and BAS Capital Funding Corporation, which was joined by Morgan Stanley Mortgage Capital Inc. and Morgan Stanley Real Estate Special Situations Fund III, L.P. (the “Equity Bridge Providers”) pursuant to which, and subject to the terms and conditions thereof, the Equity Bridge Providers have committed to provide Parent with equity bridge financing in an aggregate amount of $3,500,000,000 (the “Equity Bridge Financing”) and (iii) an executed commitment letter (the “Debt Commitment Letter” and, together with the Equity Bridge Commitment Letter, the “Commitment Letters”) from Goldman Sachs Mortgage Company, Bear Stearns Commercial Mortgage, Inc. and Bank of America, N.A., which was joined by Citigroup Global Markets Realty Corp., Column Financial, Inc., German American Capital Corporation, Morgan Stanley Mortgage Capital Inc. and Wachovia Bank, National Association (the “Lenders”), as further amended on January 24, 2007, pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to provide Parent with financing in an aggregate amount of $31,400,000,000 (the “Debt Financing” and, together with the Equity Bridge Financing, the “Financing”). The Equity Funding Letter and the Commitment Letters are collectively referred to herein as the “Financing Commitments”, and the financing referred to in clauses (i), (ii) and (iii) in the preceding sentence being collectively referred to herein as the “Parent Financing”).”

4.  Amendment to Section 5.07(c).  All references in Section 5.07(c) to “the date hereof” and “the date of this Agreement” are amended to be to “January 24, 2007”.

5.  Amendment of Section 9.03.  The reference to “$200,000,000” in Section 9.03(d) of the Merger Agreement is hereby amended to be “$500,000,000”.

6.  Annex A.  Annex A to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Annex A to this Amendment.

7.  References to the Merger Agreement.  After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references in the Disclosure Schedules to “the Agreement” and “the Merger Agreement” shall refer to the Merger Agreement as amended by this Amendment.

8.  Construction.  Except as expressly provided in this Amendment, all references in the Merger Agreement and the Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to November 19, 2006.

9.  Other Miscellaneous Terms.  The provisions of Article X (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

10.  No Further Amendment.  Except as amended hereby, the Merger Agreement, shall remain in full force and effect. Nothing herein shall affect, modify or limit any waiver or consent granted by any party pursuant to the Merger Agreement, including those granted by Parent on behalf of itself and the other Buyer Parties pursuant to a letter agreement, dated January 19, 2007, between the Company and Parent. Each such waiver or consent remains in full force and effect.

[Signatures Appear on the Following Pages]

IN WITNESS WHEREOF, the Company Parties and the Buyer Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

EQUITY OFFICE PROPERTIES TRUST

By	/s/ Richard D. Kincaid Name: Richard D. Kincaid Title: President and Chief Executive Officer

EOP OPERATING LIMITED PARTNERSHIP
By: Equity Office Properties Trust, its general partner

By	/s/ Richard D. Kincaid Name: Richard D. Kincaid Title: President and Chief Executive Officer

BLACKHAWK PARENT LLC

By	/s/ Jonathan D. Gray Name: Jonathan D. Gray Title: Chief Executive Officer

BLACKHAWK ACQUISITION TRUST

By	/s/ Jonathan D. Gray Name: Jonathan D. Gray Title: Chief Executive Officer

BLACKHAWK ACQUISITION L.P.

By:	Blackhawk Acquisition Trust, its sole general partner

By	/s/ Jonathan D. Gray Name: Jonathan D. Gray Title: Chief Executive Officer

Exhibit B

Global Markets & Investment
Banking Group

4 World Financial Center North Tower 30th Floor New York, New York 10080 212 449 1000

January 24, 2007

Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza
Chicago, IL 60606

Members of the Board of Trustees:

We understand that Equity Office Properties Trust, a Maryland real estate investment trust (the “Company”), EOP Operating Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), Blackhawk Parent LLC, a Delaware limited liability company (“Parent”), Blackhawk Acquisition Trust, a Maryland real estate investment trust and a wholly-owned subsidiary of Parent (“MergerCo”), and Blackhawk Acquisition L.P., a Delaware limited partnership whose general partner is MergerCo (“Merger Partnership”), have entered into an Agreement and Plan of Merger, dated as of November 19, 2006, among the Company, the Operating Partnership, Parent, MergerCo and Merger Partnership (the “Pre-Amended Agreement”), as amended by Amendment No. 1 thereto, dated as of December 14, 2006 (“Amendment No. 1”) and Amendment No. 2 thereto, dated as of January 24, 2007 (“Amendment No. 2”, and together with the Pre-Amended Agreement, as amended, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Pursuant to the Agreement, the Company will be merged with and into MergerCo and the separate existence of the Company will thereupon cease and MergerCo shall be the surviving real estate investment trust (the “Company Merger”). In connection with the Company Merger, pursuant to the Agreement, Merger Partnership will be merged with and into the Operating Partnership and the separate existence of Merger Partnership will thereupon cease and the Operating Partnership shall be the surviving limited partnership (the “Partnership Merger” and together with the Company Merger, the “Mergers”).

The Agreement provides that each outstanding common share of beneficial interest, par value $0.01 per share, of the Company (“Company Common Shares”), other than Company Common Shares owned by any subsidiary of the Company or MergerCo, will be converted, as of the Company Merger Effective Time, into the right to receive an amount in cash equal to $54.00 (the “Company Common Share Merger Consideration”). Pursuant to the Agreement, each outstanding Class A Unit of limited partner interest in the Operating Partnership (“Class A Unit”), other than Class A Units held by the Company or any of its subsidiaries, will be converted, as of the Partnership Merger Effective Time, into the right to receive cash in an amount equal to the Company Common Share Merger Consideration (the “Operating Partnership Cash Merger Consideration”), or in lieu thereof, under the terms and subject to the conditions set forth in the Agreement, to receive in respect of each Class A Unit one Series H Preferred Unit.

You have asked us whether, in our opinion, (i) the Company Common Share Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Company Merger is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates and (ii) the Operating Partnership Cash Merger Consideration to be received by the holders of Class A Units pursuant to the Partnership Merger (assuming such holders receive the Operating Partnership Cash Merger Consideration), other than the Company or any of its subsidiaries, is fair from a financial point of view to such holders. In rendering this opinion, we are not opining on (i) the proposed consideration to be received by the holders of Class A Units that elect to receive Series H Preferred Units under the terms and subject to the conditions set forth in the Agreement or (ii) the consideration to be received by the holders of 5.25% Series B Convertible, Cumulative Preferred Shares, par value $.01 per share, of the Company and the holders of 7.75% Series G Cumulative Redeemable Preferred Shares, par value $.01 per share, of the Company.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Common Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Mergers with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

(8) Reviewed the Pre-Amended Agreement, Amendment No. 1 and a draft of Amendment No. 2, dated as of January 24, 2007; and

(9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will not differ in any material respect from the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Trustees to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

We have acted as financial advisor to the Company with respect to the proposed Mergers and will receive a fee from the Company for our services if the proposed Mergers are consummated. We are currently, and have, in the past, provided financial advisory and financing services to the Company and Parent and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade or invest in Company

Common Shares and other securities of the Company, as well as securities of Parent’s affiliates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Trustees of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Mergers and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Mergers or any matter related thereto. Although we note that the Company has received a non-binding proposal by Dove Parent LLC (an entity formed by Vornado Realty Trust, Starwood Capital Group Global, LLC and Walton Street Capital, LLC), to acquire all of the outstanding Company Common Shares for a combination of cash and stock (the “Dove Proposal”), we express no opinion as to the relative merits of the Mergers as compared to the Dove Proposal, or whether the Dove Proposal is achievable. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Shares and the holders of Class A Units (assuming such holders receive the Operating Partnership Cash Merger Consideration), other than the Company or any of its subsidiaries.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Company Common Share Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Company Merger is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates, and that the Operating Partnership Cash Merger Consideration to be received by the holders of Class A Units pursuant to the Partnership Merger (assuming such holders receive the Operating Partnership Cash Merger Consideration), other than the Company or any of its subsidiaries, is fair from a financial point of view to such holders.

Very truly yours,

/s/  Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

☐     Mark this box with an X if you have made
changes to your name or address details above.
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
 Merger Agreement

		For	Against	Abstain
1.	To approve the merger of Equity Office Properties Trust with and into Blackhawk Acquisition Trust and the Agreement and Plan of Merger, dated as of November 19, 2006, as amended, among Equity Office Properties Trust, EOP Operating Limited Partnership, Blackhawk Parent LLC, Blackhawk Acquisition Trust and Blackhawk Acquisition L.P.	☐	☐	☐
 Meeting Adjournment

		For	Against	Abstain
2.	To approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the merger and the Agreement and Plan of Merger, as amended.	☐	☐	☐
 Other Matters

3.	In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.
Mark this box with an X if you plan to attend the meeting.          ☐
The Board of Trustees recommends a vote FOR proposals 1 and 2.
 Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
This Proxy, when properly executed, entities the proxies named herein to cast the votes entitled to be cast by the undersigned shareholder in the manner directed herein. If no direction is made, the votes entitled to be cast by the undersigned will be cast FOR proposals 1 and 2.
Note: Please sign as name appears hereon and date. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

Proxy

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606
This Proxy is being solicited on behalf of the Board of Trustees of Equity Office Properties Trust
for the Special Meeting of Shareholders to be held on February 5, 2007
The shareholder of Equity Office Properties Trust, a Maryland real estate investment trust (“Equity Office”), executing the reverse side of this proxy card (the “Shareholder”), hereby appoints Marsha C. Williams and Stanley M. Stevens, or either of them (the “Proxy Holders”), with full power of substitution in each of them, as proxies for the Shareholder, to attend the Special Meeting of Shareholders of Equity Office to be held at the Civic Opera Building, 20 North Wacker Drive, Suite 631 (6th Floor), Chicago, Illinois, at 8:30 a.m. (local time) on Monday, February 5, 2007, and any adjournment or postponement thereof (the “Special Meeting”), to cast on behalf of the Shareholder all votes that the Shareholder is entitled to cast at the Special Meeting and to otherwise represent the Shareholder at the Special Meeting with all powers possessed by the Shareholder as if personally present at the meeting. The Shareholder hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Common Shares.
You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. If the signed card is returned and specific voting instructions are not given with respect to the matters to be acted upon at the Special Meeting, the Proxy Holders will vote FOR proposals 1 and 2 and in their discretion on any other matters that may properly come before the meeting.
Note: If you plan to attend the Special Meeting in person, please let us know by marking this proxy card in the space provided.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
Telephone and Internet Instructions
You can authorize a proxy by telephone or Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to authorize your proxy.
If you authorize a proxy by telephone or Internet, please DO NOT mail back this proxy card.
Proxies authorized by telephone or Internet must be received by 1:00 a.m., Central Time, on
February 5, 2007.
Maryland law permits a shareholder to authorize another person to act as proxy and to transmit that authorization to the proxy by any telephonic or electronic means.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any	•	Go to the following web site:
	time on a touch tone telephone. There is NO CHARGE to you for the call.		WWW.COMPUTERSHARE.COM/EXPRESSVOTE
•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
THANK YOU FOR VOTING